UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                                                                            ☒
Filed by a Party other than the Registrant                                             ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PARK-PREMIER MINING COMPANY
(Name of Registrant As Specified in its Charter)

_________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARK-PREMIER MINING COMPANY
32391 Horseshoe Drive, Evergreen, Colorado  80439
(303) 670-3885

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [MEETING DATE]

To the Stockholders of Park-Premier Mining Company:

A special meeting of stockholders of Park-Premier Mining Company, a Utah corporation (“Park-Premier” or the “Company”), will be held on [MEETING DATE], at 10:00 a.m., Mountain Standard time, at 455 Sherman Street, Suite 300, Denver, Colorado  80203 (the “Special Meeting”), for the following purposes:

1.	To consider and act upon the proposed sale and development of land located in Wasatch County, Utah pursuant to the terms of the Project “A” and “C” Letter Agreements;
2.
To consider and act upon a proposal to amend the articles of incorporation of the Company, as amended (the “Articles of Incorporation”), to increase the authorized shares of common stock from 2,000,000 to 50,000,000 and decrease the par value of common stock from $0.25 per share to $0.01 per share; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Your attention is directed to the accompanying proxy statement and material incorporated by reference therein for further information with respect to the matters to be acted upon at the Special Meeting.

Pursuant to the Utah Business Corporation Act (“UBCA”) Section 16-10a-1202(3)(a), the board of directors has determined that it will make no recommendation with respect to Proposals 1 and 2 due to a conflict of interest.  You are requested to consider Proposals 1 and 2 and vote without the benefit of a recommendation by the board of directors.  Also, pursuant to the UBCA, Proposal 1 creates appraisal or dissenters’ rights.  The information contained in the accompanying proxy statement gives you notice of and explains dissenters’ rights pursuant to UBCA Section 16-10a-1320(1).

The presence of the holders of one-third of the Company’s outstanding stock entitled to vote at the Special Meeting, in person or represented by proxy, is necessary to constitute a quorum.

YOUR VOTE IS IMPORTANT.  YOU ARE URGED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED.  If you return a proxy and then attend the meeting in person, you may revoke the proxy and vote in person on all matters submitted to a vote at the meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting is the close of business on [RECORD DATE].

Dated:____________________	By order of the Board of Directors,

/s/ Robert W. Dunlap

By: Robert W. Dunlap
President, Chief Executive Officer, Chief Financial Officer and Director

PARK-PREMIER MINING COMPANY
32391 Horseshoe Drive, Evergreen, Colorado  80439
(303) 670-3885

PROXY STATEMENT FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [MEETING DATE]

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the board of directors of Park-Premier Mining Company of proxies in the accompanying form for use at the Special Meeting of stockholders to be held on [MEETING DATE], at 10:00 a.m., Mountain Standard time, at 455 Sherman Street, Suite 300, Denver, Colorado  80203, and any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card were mailed on approximately [MAILING DATE].

Summary Term Sheet Relating to Proposal 1

Property to be Sold and Developed:  Approximately 333 acres of land located in Wasatch County, Utah.  For more detail, see discussion under the heading “Background” beginning on page 7.

Purchaser:  Talisker Realty Limited or assigns, a Delaware corporation and wholly-owned lower-tier subsidiary of the Talisker Corporation, a private real estate development firm based in Toronto, Ontario, Canada.  For more detail, see discussion under “Project “A” Letter Agreement” beginning on page 11.

Purchase and Development Terms:  Sale Price of $7,000,000 comprised of $3,250,000 in cash, $3,750,000 in unimproved, platted single family lots located in the “Tuhaye” project in Wasatch County, Utah, and a $3,500,000 interest in a joint venture to develop approximately 30 acres of property .  For more detail, see discussions under “Project “A” Letter Agreement” beginning on page 11 and “Project “C” Letter Agreement” beginning on page 13.

Conditions to Closing:  Approval by the Company’s stockholders.  For more detail, see discussion under “Project “A” Letter Agreement” beginning on page 11.

Record Date and Voting Securities

Only holders of the Company’s outstanding voting stock at the close of business on [RECORD DATE] (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting.

As of the record date, the Company’s authorized capitalization consisted of 2,000,000 shares of common stock, all of which were issued and outstanding (“Common Stock”).  Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders at the Special Meeting.

The Company has outstanding convertible debt instruments that, according to their terms, earn interest at 12% per annum and, as of [RECORD DATE], were convertible into 11,002,960 shares of Common Stock at the rate of $0.10 per share (the “Convertible Notes”)1.  While according to their terms, the Convertible Notes are convertible into Common Stock by the holders thereof, the Company has issued all of its authorized shares of Common Stock.  Therefore, the holders of the Convertible Notes are unable to convert any part of the Convertible Notes at this time and are not entitled to vote such additional shares of Common Stock at the Special Meeting.

Required Votes and Voting Matters

Pursuant to UBCA Section 16-10a-1202(3)(a), the board of directors has determined that it will make no recommendation with respect to Proposals 1 and 2 due to a conflict of interest.  Stockholders are requested to consider and vote on Proposals 1 and 2 without the benefit of a recommendation by the board of directors.

The proposed sale of land located in Wasatch County, Utah pursuant to the terms of the Projects “A” and “C” Letter Agreements will be approved if a majority of the voting power of the issued and outstanding Common Stock votes for the proposal.

____________________
1 The Convertible Notes provide for a “. . . conversion price of $.10 per share or such other conversion price as the board of directors may deem appropriate, not in excess of $.10 per share.”

The proposed amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock from 2,000,000 to 50,000,000 and decrease the par value of the Common Stock from $0.25 to $0.01 per share will be adopted if approved by a majority of the voting power of the quorum present at the Special Meeting.

Under the Articles of Incorporation, a quorum consisting of one-third of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the Special Meeting.  Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Broker non-votes and abstentions will impact the proposals because they represent votes counted for the purpose of determining that a quorum is present at the Special Meeting but are not counted for purposes of determining whether a majority of the voting power of the quorum or the majority of the voting power of the issued and outstanding Common Stock, as the case may be, has approved the proposals.  Thus, broker non-votes and abstentions count as votes “AGAINST” the proposals.

Broker non-votes occur when a broker has not received customer instructions and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter.  Brokers may not vote their clients’ proxies in the brokers’ own discretion as to Proposals 1 and 2.

You are encouraged to complete the accompanying proxy card by checking each appropriate box according to your voting preferences.  Executed proxies received by the board of directors that do not have the boxes checked will be voted “FOR” Proposals 1 and 2.  The proxy also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this proxy statement, but that properly may be presented for action at the Special Meeting.

Revocation

A stockholder may revoke a proxy at any time before its exercise by written notice to the Company’s corporate secretary, by timely delivery of a valid later-dated proxy, or by voting in person at the Special Meeting.  However, your attendance at the Special Meeting will not, by itself, revoke your proxy.

Expenses of Solicitation

Proxies will be solicited by personal interview, mail, telephone, and facsimile by directors, officers and regular employees of the Company.  The Company will not pay its directors, officers and regular employees any special consideration for these services.  In addition, the Company may reimburse brokerage firms and other persons who represent beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Preemptive and Appraisal Rights

Under the UBCA and the Articles of Incorporation, stockholders do not have preemptive rights with respect to the proposals to be voted on at the Special Meeting.  Appraisal rights are implicated by the proposals to be presented at the Special Meeting.  For more information on appraisal rights, see discussion under the heading “Appraisal Rights” on page 15.

Interests of Certain Persons in Matters to be Acted Upon

No director or officer, or associate of any director or officer or any other person will receive extra or special benefit from the matters described herein which is not shared on a pro rata basis by all other holders of securities of the same class in accordance with their respective interests.  However, if the proposal to amend the Company’s Articles of Incorporation and the increase the number of authorized shares of common stock is approved, holders of the Convertible Notes, including all of the officers and directors of the Company, will be able to convert those notes into shares of Common Stock and thereby significantly increase their percentage ownership of the Company.  There is no indication that the note holders will elect conversion of any or all of the debt for shares. For more information on conflicts of interest, see discussion under the heading “Conflicts of Interest” on pages 14 and 20.

Cautionary Statement Concerning Forward-Looking Information

This proxy statement may include statements that are not historical facts.  These forward-looking statements are based on the Company’s current estimates and assumptions and, as such, involve uncertainty and risk, and are not guarantees of future performance.  Forward-looking statements include the information concerning the Company’s possible or assumed future results of operations and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions.

You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements.  All forward-looking statements are effective only as of the date they are made and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	What proposals are you being asked to consider at the upcoming Special Meeting?

A.
The Company is seeking approval to sell approximately 303 acres of land located in Wasatch County, Utah to Talisker Realty Limited or its assigns for a total price of $7,000,000 comprised of $3,250,000 in cash, $3,750,000 in unimproved, platted single family lots located in the “Tuhaye” project in Wasatch County, Utah, and a $3,500,000 interest in a joint venture to develop approximately 30 acres of property (the “Proposed Property Sale and Development”).  For more detail, see discussions under “Project “A” Letter Agreement” beginning on page 11 and “Project “C” Letter Agreement” beginning on page 13.  The sale is contingent upon the approval of the Company’s stockholders.

The Company is also seeking approval to amend its Articles of Incorporation to increase the number of authorized shares of Common Stock from 2,000,000 to 50,000,000 and decrease of the Common Stock par value from $0.25 to $0.01 per share.

Q.	Why is the Company seeking stockholder approval for the Proposed Property Sale and Development?

A.
Stockholder approval is required as a condition to the closing of the Proposed Property Sale and Development. Stockholder approval is also required under Utah law pursuant to UBCA Section 16-10a-1202. Furthermore, the board of directors believes it would be prudent to obtain stockholder approval because the transaction indirectly involves a related party transaction. Therefore, the Company seeks stockholder approval to provide stockholders the opportunity to voice their agreement with or reservations about the Proposed Property Sale and Development.

Q.            What happens if the Proposed Property Sale and Development  is approved?

A.
If approved, the Company intends to close the Proposed Property Sale and Development as soon as possible. The proceeds from the sale will be utilized to pay down debt and pursue the sale or development of the improved lots it will receive, if economical and in the best interests of the Company. For more detail, see discussion beginning on page .

Q.            What if the Proposed Property Sale and Development is not approved?

A.
If the Proposed Property Sale and Development is not approved, the Company will be unable to close the transaction and will have to explore the availability of other alternatives for its future business operations.

Q.	Why isn’t the board of directors recommending that I vote in favor of the Proposed Property Sale and Development?

A.
The board of directors has determined that it has a conflict of interest with respect to the Proposed Property Sale and Development in accordance with UBCA Section 16-10a-1202(3)(a).  Therefore, you are requested to consider and vote upon the Proposed Property Sale and Development without the benefit of a recommendation by the board of directors.

Q.           When do you expect the Proposed Property Sale and Developmentto be completed?

A.
The Company is working toward completing the Proposed Property Sale as soon as possible after the Special Meeting.  Closing is contractually scheduled to occur within three days if the Proposed Property Sale is approved at the Special Meeting.

Q:           Is there any litigation challenging the Proposed Property Saleand Development?

A:
No.  However, a complaint could be filed at any time.  There can be no guarantee that such a claim would not interfere with the Proposed Property Sale and Development.  The Company has been named in a lawsuit as a defendant; however, the outcome of that lawsuit will not affect the Proposed Property Sale and Development.  For more information about the pending lawsuit, see discussion under the heading “Legal Proceedings” beginning on page .

Q.	What are the U.S.federal income tax consequences to the Company of the Proposed Property Saleand Development?

A.
Based on current U.S.federal income tax laws and IRS interpretations and regulations, the Company will recognize the difference between the tax basis of the Property and the sale price as a taxable gain.  The Company will apply its accumulated net operating losses, if any, to the gain in the current taxable year.  After the application of the Company’s net operating losses, any remaining gain will be considered taxable income in the current taxable year.  There will be no tax consequences to the stockholders as a result of the Proposed Property Sale and Development.

Q.	Do I have a right to seek an appraisal of my shares?

A.	Yes. Pursuant to Utah law, the Proposed Property Sale and Development, if approved, gives rise to appraisal or dissenters’ rights.

Q.	What do I need to do to exercise my appraisal or dissenters’ rights?

A.
In this proxy statement, beginning on page 15, the Company has summarized the procedures you must follow in order to exercise your appraisal rights.  Attached to this proxy as Appendix A is a copy of UBCA Sections 16-10a-1301 et seq.

Q.	Why is the Company seeking stockholder approval for the amendment to the Articles of Incorporation?

A.
Stockholder approval is required to amend the Articles of Incorporation pursuant to the Company’s Articles of Incorporation and Bylaws and pursuant to Utah law.  Presently, the Company has issued all of the authorized shares of Common Stock available for issuance.  The proposed amendment would increase the number of authorized shares to 50,000,000.  The Company has approximately $1,100,296 of Convertible Notes currently outstanding that cannot be converted at this time because it does not have any available authorized shares of Common Stock.  Also, the Company seeks an increase in the authorized shares of Common Stock to allow for greater flexibility in considering potential future transactions involving the issuance of Common Stock, including, without limitation, debt conversions, acquisitions, raising capital, stock dividends or splits, and providing equity incentives to employees, officers and directors.

Q.	Can I vote “FOR” Proposal 1 and “AGAINST” Proposal 2, or vice versa?

A.	Yes. Proposals 1 and 2 are not linked and are not dependent on each other. You may vote for one proposal and not the other. You may discern an advantage by voting for one proposal and not the other.

Q.	When and where is the Special Meeting?

A.	The Special Meeting will be held on [MEETING DATE], at 10:00 a.m., Mountain Standard time, at 455 Sherman Street, Suite 300, Denver, Colorado 80203.

Q.           Who can vote on the proposals at the Special Meeting?

A.	Holders of the Company’s Common Stock at the close of business on [RECORD DATE], the record date for the Special Meeting, may vote in person or by proxy at the Special Meeting.

Q.           What do I need to do now?

A.
You should read this proxy statement carefully, including the exhibits accompanying this proxy statement, and consider how the proposals affect you.  Then, please mark your vote on your proxy card and date, sign and mail it in the enclosed, postage paid return envelope or vote your shares via facsimile according to the instructions on the proxy card.

Q.           How do I vote?

A.
You may vote by signing the proxy card and returning it to the Company in the postage paid return envelope prior to [MEETING DATE].  You may also vote via facsimile.  Please refer to the enclosed proxy card, which contains complete instructions for voting via facsimile.

Q.           What happens if I do not vote?

A.
The failure to return your proxy card or vote via facsimile will prevent your shares from counting toward the determination of whether a quorum is present at the Special Meeting.  If a quorum is not present at the Special Meeting, a vote will be taken to adjourn the Special Meeting to a date not more than 120 days after the Record Date in order to solicit sufficient proxy representation to constitute a quorum.

Q.          May I vote in person?

A.
Yes.  You may attend the Special Meeting and vote your shares in person whether or not you signed and returned your proxy card or vote via facsimile.  If you exercise your right to vote at the Special Meeting after signing and returning your proxy card or voting via facsimile, you must affirmatively revoke your proxy card or facsimile vote before you can vote your shares at the Special Meeting.  If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the broker, bank or other nominee.

Q.	May I change my vote after I have mailed my signed proxy card, or voted via facsimile?

A.
Yes.  You may change your vote at any time before your proxy card or facsimile vote is cast at the Special Meeting.  You can do this in several ways.  You can send a written notice to the Company’s Secretary at the executive offices located at 32391 Horseshoe Drive, Evergreen, Colorado  80439, stating that you would like to revoke your proxy card or facsimile vote.  You may also change your proxy card or facsimile vote by following the instructions on your proxy card.  You can attend the Special Meeting, affirmatively revoke your proxy card or facsimile vote and vote in person.  Your attendance alone will not revoke your proxy card or facsimile vote.

Q:	If my broker holds my shares in street name, will my broker vote my shares for me?

A:
No.  Your broker will not be able to vote your shares without instructions from you.  You should instruct your broker to vote your shares by following the procedures provided by your broker.  Any “broker non-votes” will be counted for the purposes of determining whether a quorum is present for the meeting, and will be counted as votes “AGAINST” the proposals.

Q:           Who can help answer my questions?

A:
The information provided above in question and answer format is for your convenience only and is merely a summary of the information contained in this proxy statement.  You should carefully read this entire proxy statement, including any attachments.  If you would like additional copies, without charge, of this proxy statement or if you have questions about the proposals, including the procedures for voting your shares, you should contact:

Dean M. Smurthwaite
455 Sherman Street, Suite 300
Denver, Colorado 80203
Telephone: (303) 777-3737

PROPOSAL 1
SALEOF PROPERTY

Pursuant to UBCA Section 16-10a-1202(3)(a), the board of directors has determined that it will make no recommendation with respect to Proposal 1 due to a conflict of interest.  Stockholders are requested to consider and vote on Proposal 1 without the benefit of a recommendation by the board of directors.

Background

The Company was incorporated in the State of Utah in 1907.  The Company has one majority-owned subsidiary, Park-Cummings Mining Company, a Utah corporation (“Park-Cummings”).  Park-Premier owns 51% of the issued and outstanding shares of Park-Cummings.  Park-Cummings has no assets and no operations.

Since approximately 1985, the Company has had essentially no operations.

EastSide Interest.  The Company has a 6.29% interest in EastSide Group, LLC (“EastSide”).  EastSide was organized as a Utah limited liability company on March 24, 1999, by property owners, including the Company, within an area of land known as “Area B” in the Jordanelle Basin, Wasatch County, Utah.  Eastside was formed to coordinate and work with Wasatch County and the Jordanelle Special Services District in facilitating and obtaining approvals for the development of infrastructure and master planning for property owned by the members of EastSide.  Most of the approvals have been obtained and the purposes behind the formation of EastSide have been accomplished.  Accordingly, EastSide is not currently active.

Convertible Notes.  From 1987 through September 30, 2007, the Company entered into various borrowing, expense and deferral arrangements involving officers, directors and other affiliated persons or entities owned or controlled by officers and/or directors, in exchange for which the Company issued convertible promissory notes (the “Convertible Notes”).  The Company could not have continued as a going-concern without the loans and deferrals provided by officers, directors and other affiliated persons.  The Convertible Notes accrue interest at 12% compounded per annum and are convertible, at the option of the holders thereof, into shares of the Company’s common stock at the conversion price of $0.10 per share or such other conversion price to be determined by the board of directors, which shall not be more than $0.10 per share.  Conversion of the Convertible Notes cannot occur since all of the authorized stock in the Company is presently issued and outstanding.  Proposal 2, if the stockholders approve it, increases the number of authorized shares of Common Stock available to the Company, making conversion possible.  Additionally, an election to convert the Convertible Notes by the holders would be required.  There is no indication that the note holders will elect conversion of any or all of the debt for shares.

Property.  The Company owns patented mining claims and associated interests covering approximately 333 acres of land situated in the East Elkhorn Mining District, Wasatch County, Utah.  The Company’s patented mining claims are referred to collectively as the “Property.”  The Property is unimproved, vacant land, acquired by government patent and mineral location.  The Property is not subject to any mortgages or encumbrances.

The Company is currently on a waiting list to acquire water rights sufficient for the development of the Property.  As of the date of this filing, the Property is not covered by insurance.

Historically used in mineral exploration and grazing, the Property has not generated revenue from mineral operations or grazing leases for many years.  Additionally, the Company has not identified a sufficient quantity or quality of mineralization on the Property, nor does it expect to do so in the future.  Instead, the Company held the Property for its real estate development potential as development in the East Elkhorn Mining District has increased.  The East Elkhorn Mining District of Wasatch County has been experiencing substantial development growth over the last five years.  There are a significant number of competing properties in various stages of development in the East Elkhorn Mining District.  The Company acquired zoning, access, and infrastructure rights necessary for development of the Property.  As a consequence of these and other factors, the Company believes that the value of the Property has appreciated.

The Property had little value in the years prior to 2002.  Estimates varied over the course of time, but it appeared that the Company had sufficient funds to continue its existence only through December 31, 2002.  During this time, management endeavored to monitor and where required, participate in and even lead efforts to plan the development of the areas where the Property is located.

The Initial Master Plan for Area B, where the Company’s property is located, was implemented in 2002 by the Wasatch County, Utah Commissioners, and the Property was rezoned for either residential or commercial development.  Details for the Jordanelle Special Services District water and sewer plan were approved and enacted.  An Access Agreement was approved and executed by certain landowners within Area B and a Rezoning Application for Area B was approved to permit residential or commercial development.

Prior to the 2002 zoning changes, the bulk of the Company’s Property was zoned Recreational-Forestry or Mining. These zoning restrictions allowed in some cases as little as one residential unit per 160 acres.  Prior to the Area B Master plan approvals by Wasatch County, the Company did not have the ability to obtain water rights or special service district improvements necessary for development.  As recent as May 2006, the Jordanelle Special Service District considered the Company’s lands “unentitled open space” until final plat approval by Wasatch County.

Much of the Company’s Property was “land-locked.”  Prior to the zoning changes, the Company had only a tenuous claim for prescriptive easements to key parcels.  Additionally, Wasatch County regulations required separate ingress and egress corridors for any enhanced development.  The Company obtained both legal and physical access, as well as the required two access points for any enhanced development and completed the needed zoning changes.

Through 2003, the Company looked at alternatives to pursue development of the Property, including debt and/or equity financing, joint ventures, and other forms of business enterprise, but none were then practical.  Management determined that further costs for roads, water, utilities, and development densities associated with developing the Property were prohibitively high and development of the Property solely by the Company would not be feasible.  Also, management did not have the requisite experience or expertise to pursue developing the Property on its own.  Furthermore, the Company did not have access to sufficient capital necessary for developing the Property and had no source of income, other than interest earned on cash deposits, which was limited and rapidly depleted to support the Company’s existence.  The Company relied entirely upon loans from directors and affiliates to pay operating expenses.  The Company was unable to obtain loans from conventional sources and there was no assurance that further loans from affiliates, directors, and officers could be obtained.  The development potential was thought to be highly speculative.

In 2003, the Company’s focus was to determine the level of potential interest for a sale of the Property and the best way to achieve the highest value on a liquidation of the Company’s assets.  The Company monitored the regional and local real estate development activity.  Significant development activity was initiated on two nearby properties.

The increase of development activity along with a favorable local real estate market led the Company to determine that the Property was appreciating and/or that the nearby developments themselves would cause the Property to appreciate.  The Company implemented a plan to coordinate with its adjoining landowners to track land values and development plans to maximize the potential profits of a sale.

Real estate broker listings were considered but due to the escalating market, none were signed.  Easements and other utility needs were executed to enhance future development potential.  Wasatch County, subject only to development plan approval, approved the zoning change that the Company initiated in 2001.

As a result of these developments in 2003, the Company determined that the level of interest in the Property was increasing and the value would continue to appreciate as more development occurred in the area.  Consequently, the plan of liquidation of the Company was abandoned.

In 2004, review of appraisal reports and recent area sales activity in the $8,000-to-$10,000-per-acre range supported the Company’s position to continue monitoring the market for the Property.  Also in 2005, the Company sold a 3-acre parcel to a neighboring owner for an amountwhich was at or above fair market value.  These proceeds were used to pay operating expenses, including real estate taxes.

The Company began initial discussions with adjoining owners concerning purchase, sale, joint venture and other alternatives for the Property and adjoining lands.  No formal agreements were reached, but favorable cooperation occurred on the exchange of information.  The sale plan that was developed during these discussions was used to determine the best methods to reach a fair market valuation for the Property.  The most common factors used included equivalent residential unit (“ERU”) and per acre valuations.  It was determined that ERU comparison offered the best basis for valuation because property values were being driven by development potential and the anticipated cost of development.

In 2005, interest in the Property increased and the Company received several requests for information concerning its holdings.  The Company engaged Francis Smith Engineering, a Utahcompany, to assist in organizing and identifying issues related to development of the Property.  The Company executed a single-party listing agreement with a Deer Valley Utahreal estate broker.  Initially the broker’s client had expressed interest in purchasing all of the Company’s Property along with all of the adjoining property.  However, when in late 2005 the adjoining landowner reached an independent agreement for the sale of its property to another party, Talisker Corporation or one of its affiliates, the interest of the broker in purchasing all of the Company’s Property ended.  The broker felt the most favorable development plan would include both the adjoining landowner and Company properties.  The Company shared this view.

In 2005 and 2006, the Company began to entertain purchase offers and received more than a dozen formal offers to purchase all or a portion of its Property.  Numerous proposals were considered for selling small parts of the Property.  It was determined that a sale or disposition of all the Property would be preferred for numerous reasons, including the desire not to be left with un-developable, less valuable remainder parcels of land.  The Company focused its negotiations with parties that had shown the ability to fund a purchase of property in the $10 million range.

To facilitate negotiations with respect to the purchase offers, the Company commissioned an appraisal of the Property.  The appraisal included separate appraisals for the seven significant physically separate parcels comprising the property.  The availability and cost of water rights was an important factor in determining the value of the lands.  It was the Company’s understanding that the Jordanelle Special Service District would be able to acquire water on the Company’s behalf.  The time and cost of purchasing water rights was not clear.  The Company addressed this issue with potential purchasers.  Several purchasers deducted sizeable amounts from their offers to cover the estimated cost of purchasing water rights.  Virtually all purchase proposals had contract contingencies concerning water rights, development densities including the number of ERU’s, and county development plan approval concerns.  These contingencies greatly affected the amount of the offers.  Since satisfaction of the conditions involved difficult and potentially protracted undertakings resting in largest part with the purchasers, the Company was unable to obtain the degree of certainty necessary to pursue such offers.

The appraisal of the Company’s lands was completed on May 15, 2006 by The Cook Group, Inc., a Utah corporation (“Cook Group”).  Cook Group was selected because of its qualifications and familiarity with the area where the Company’s Property was located.  Cook Group has been a real estate appraisal company in Utah since 1993.  Its principal, Richard A. Cook has conducted appraisal valuations for four counties in Utah and is well acquainted with the Wasatch County, Utah real estate market.  The Company did not at any time have any material relationship with Cook Group prior to engaging it for the appraisal of the Property.

Cook Group was asked to consider the Company’s Property as seven distinct properties either because of physical separation, ownership issues, or because the Jordanelle Special Service District considered certain parts of the Property as “unentitled open space” pending final plat approval by Wasatch County.  Cook Group was also asked to determine if there would be a material difference between the whole as compared to the sum of the parts, but no such difference was identified in the appraisal.  The Cook Group consented to being identified and to the inclusion of this summary of the appraisal in this proxy statement.

Cook Group employed the market comparison valuation approach after concluding that the reproduction cost less depreciation and capitalization of income valuation approaches do not apply to vacant, unimproved land.  The Company did not impose any limitations on the scope of Cook Group’s investigation.  Prior to the Special Meeting, any stockholder, or representative thereof who has been so designated in writing, may inspect or copy the appraisal at the principal executive offices of the Company during its regular business hours.

A summary of the appraisal assigning values to each of the seven distinct parcels is as follows:
Parcel	Size (Acres)	ERU’s	As Is Value
1	186	60	$4,800,000
2	37.4	12	$960,000
3	7.9	3	$240,000
4	30	108	$5,400,000
5a	35	11	$880,000
5b	35.7	–	$200,000
6	1.1	1	$80,000
Total	333.1	195	$12,560,000

The appraisal was subject to a number of stipulations and assumptions including: (1) the legal description of the appraised property provided by the Company was accurate and correct; (2) the Company owned marketable title in fee simple, free and clear of all liens and encumbrances; (3) all improvements, if any, were in accordance with applicable zoning and building codes; (4) no hazardous material or other environmental contaminant existed on the Property; (5) the Jordanelle Special Services District was and is able to allocate 195 ERU’s to the Property.

The Company analyzed the “As Is” value assigned by Cook Group resulting in a $12,560,000 valuation of the Property.  Cook Group acknowledged a valuation change of $1,950,000 was possible due to the estimated cost of acquiring water rights and entitlements from Jordanelle Special Services District.  Other costs were also recognized as possible in order to ensure the 195 ERU entitlement used in the appraisal, such as contractual road costs, as well as preliminary engineering, design, and permitting expenses.  The Company reviewed these potential costs and issues with Francis Smith Engineering to determine if valuation adjustments were warranted.

The Company concluded that there were numerous factors that could significantly impact the value of the Property, the most important being the number of ERU’s ultimately achievable and the cost of water rights.  After careful consideration of the factors, including the $1,950,000 estimated cost of obtaining water rights, the Company determined that a range of plus or minus twenty percent (20%) of Cook Group’s valuation was prudent due to these factors.

After assessing the value of its Property and several alternatives for marketing the Property, the Company decided on a plan to sell the Property to one responsible and experienced development firm with three distinct parts to the sale.  In the first part, the Company would sell roughly one-third of value of the Property for cash.  In the second part, the Company would retain approximately one-third of value of the Property for future disposition, with the expectation that a right of first refusal would have to be granted to its purchaser.  In the third part, the Company would co-develop approximately one-third of value of the Property, so long as the Company had no financial obligation to contribute to the venture.

The first part of the Proposed Property Sale and Development satisfied the need to fund current operations and to retire debt.  It was the most conservative portion of the plan, but allowed the Company to take advantage of the increased value of its Property.

The second part permitted the Company to continue to hold property with an expectation that it would appreciate in value over time.  Since there can be no assurance in this regard, this part of the Proposed Property Sale and Development had more inherent risk, mitigated by several factors such as development in the area and a continuing trend of appreciation.

The third part of the Proposed Property Sale and Development, joint venture development of a portion of the Property, held the potential for the greatest return and consequently, had more risk than the first two parts.  The Company felt it could mitigate this risk by working with a well funded buyer.

As a result of the Company’s multi-year investigation into the sale of the Property and lengthy negotiations, in February 2007, the board of directors approved a plan to sell the Property that encompassed, to a significant extent, the three parts in an effort to maximize return on the Company’s investments in the Property.  The Proposed Property Sale and Development is contingent upon stockholder authorization of the Project “A” and “C” Letter Agreements.

Project “A” Letter Agreement

On February 15, 2007, the Company entered into a letter agreement (the “Project “A” Letter Agreement”) with Talisker Realty Limited, a Delaware corporation (“Talisker Realty”) located at 900 Main Street, PO Box 4349, Park City Utah, 84060, (435) 487-0255.  Talisker Realty is a wholly-owned subsidiary of the Talisker Corporation, a Canadian corporation (“Talisker”).  Talisker is a private global real estate development firm headquartered in Toronto, Ontario, Canada, with over twenty years of experience developing numerous real estate projects in the United States, the United Kingdom, Canada, the Bahamas, and Eastern Europe.  Under the Project “A” Letter Agreement, the Company has agreed to sell all its right, title and interest in approximately 303 acres of land located in Wasatch County, Utah (the “Project “A” Acreage”) to Talisker Realty.

The closing (“Closing”) of the sale to Talisker Realty is conditional upon (i) approval by the Company’s directors and stockholders and (ii) execution of two additional letter agreements by the Company and/or related parties, (the “Project “B” Letter Agreement” and the “Project “C” Letter Agreement”, respectively), as each is described below.  All conditions to Closing have been satisfied, except approval by the Company’s stockholders.

By the terms of the Proposed Property Sale and Development, Talisker will (i) pay the Company cash in the amount of $3,250,000 at Closing and (ii) convey by special warranty deed to the Company unimproved, platted single family lots located in Talisker’s “Tuhaye” project in Wasatch County, Utah (the “Tuhaye Lots”), with a targeted combined value of $3,750,000, to be selected by the Company at any time within two years of Closing (the “Selection Period”).  The Selection Period may be extended an additional three years in the event that the Company has not selected all its Tuhaye Lots and Talisker has not recorded lot plats regarding a certain portion of Tuhaye.

The Company will select the Tuhaye Lots from Talisker’s property inventory at its Tuhaye project, described below. The value of the Tuhaye Lots will be their retail prices at the time of selection, as established by Talisker during the ordinary course of its business and in a manner not intended to discriminate against the Company.  If the value of the selected Tuhaye Lots is less than $3,750,000, then Talisker will make a lump sum cash payment to the Company equal to such deficit at the end of the Selection Period.  Likewise, if the value of the selected Tuhaye Lots is greater than $3,750,000, then the Company will make a lump sum cash payment to Talisker equal to such surplus at the end of the Selection Period.

The Tuhaye Lots are located in Talisker’s Wasatch County, Utah project.  Talisker is developing 1,350 residential properties among three communities in Deer Valley, between the Wasatch and Uinta Mountains in the Park City, Wasatch County, Utah area: (i) Tuhaye, consisting of Arts and Crafts homes accented with stone and timber; (ii) the ski-in, ski-out Empire Pass resort; and (iii) Red Cloud, the most exclusive of the three properties, which includes plans for one to two-and-a-half-acre properties within a gated community located at the summit of Flagstaff Mountain at Deer Valley Resort.

By purchasing a lot in the Talisker development, a membership invitation is automatically extended to the buyer to join the exclusive Talisker Club, an all-inclusive luxury resort.  The Talisker Club is 10,000 acres of pristine wilderness and includes Tuhaye’s private Mark O’Meara Signature golf course.  The Talisker Club also has direct ski access to Deer Valley Resort’s® slopes, state-of-the-art fitness facilities and spa services, an on-mountain restaurant, member’s lodges, and a children’s camp featuring all season events.

The Company believes that it will be able to profitably sell the Tuhaye Lots by virtue of these amenities and locations.

The Company has agreed to pay any taxes related to the Property prior to Closing and will also pay at Closing any mortgages, trust deeds, judgments, mechanic’s liens, damages, claims, tax liens and warrants involving the Property which are not removed in the title policy delivered at Closing.  The Company has agreed to indemnify and hold Talisker harmless from and against any claims or damages related to any events and/or ownership of the Property prior to Closing.  No brokerage, finder’s fee or real estate commission is owed by the Company in connection with the transaction.  The Company’s Closing costs are expected to be approximately $40,000.

The Company has agreed to be responsible for the title insurance premium for an Owner’s Policy of Title Insurance in the full amount of the purchase price.  Each party shall be responsible for one half of the Closing costs, with items such as property taxes to be pro-rated as of the Closing.  The Company and Talisker have also agreed to cooperate in effectuating a tax-deferred exchange in accordance with Internal Revenue Code Section 1031 relative to the Proposed Property Sale and Development upon the request of the other.

Project “B” Letter Agreement

As a condition imposed by Talisker Realty to Closing of the Project “A” Letter Agreement, Robert Dunlap, President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director of the Company, and Kathy Dunlap, his spouse, were required to enter into the Project “B” Letter Agreement.

Under the Project “B” Letter Agreement, Robert Dunlap and Kathy Dunlap agreed to enter into a joint venture with Tuhaye LLC, a Delaware limited liability company, with respect to the development and sale of all of Robert and Kathy Dunlap’s right, title and interest in approximately 40 acres of land in Wasatch County, Utah (the “Project “B” Acreage”).  Tuhaye is a wholly-owned subsidiary of Talisker.

Under the Project “B” Letter Agreement, Robert Dunlap and Kathy Dunlap will convey the Project “B” Acreage, at a deemed value of $2,000,000, to the joint venture entity to be formed by Robert Dunlap and Kathy Dunlap and Tuhaye.  Robert and Kathy Dunlap will own a 50% interest in the joint venture entity and Tuhaye will own the remaining 50% interest.  The joint venture entity will be managed and operated by three managers, consisting of two selected by Tuhaye and one selected by Robert and Kathy Dunlap.

The Project “B” Acreage is part of a larger, 48-acre parcel of land that the Company conveyed to Robert Dunlap and Kathy Dunlap in July 1991 in exchange for the cancellation of a note in the amount of $48,540.  Full disclosure and approval for this related party transaction was contemporaneously made, and was for an amount that reflected the fair market value of the land at the time.  The Company did not then have access to sufficient capital necessary for developing the Property and had no source of income, other than interest earned on cash deposits, which was limited and being depleted to support the Company’s existence.  Development was also thought to be highly speculative.  The Company relied entirely upon loans from directors and affiliates to pay operating expenses.  The Company was unable to obtain loans from conventional sources and there was no assurance that further loans from affiliates, directors, and officers could be obtained.

The deemed value under the Project “B” Letter Agreement for the Project “B” Acreage of $2,000,000 reflects an increase in real property values in the Wasatch County market since 1991, physical and legal road access and water rights acquired by Robert Dunlap and Kathy Dunlap for the Project “B” Acreage, as well as related zoning changes, engineering and development work in Wasatch County.

Within 18 months of closing of the Project “B” Letter Agreement, Tuhaye is required to create a business and development plan and submit for approvals and permits with the relevant government authorities.  Tuhaye is also responsible for obtaining financing necessary for development of the Project “B” Acreage and making any special capital contributions necessary to complete the project in the event the proceeds of financing are insufficient.

After payment of lender financing related to the development of the Project “B” Acreage, $2,000,000 is then payable to Robert and Kathy Dunlap from the sale proceeds of the developed property.  In exchange for its services on behalf of the joint venture, Tuhaye will receive (i) a construction management fee equal to five percent (5%) of the costs associated with the improvement and development of the Project “B” Acreage and (ii) a branding fee of eighteen percent (18%) of the actual retail sales price of all lots, parcels, homes and improvements sold from the Project “B” Acreage.  After payment of these fees, revenues generated by the joint venture will be split evenly between the parties.

Talisker was interested in purchasing both the Project “B” Acreage and the Company’s Property.  Robert and Kathy Dunlap originally declined the offer by Talisker to purchase the Project “B” Acreage, advising Talisker that they did not want to sell the property and that because of Mr. Dunlap’s position as President of the Company, matters involving the property should in any event be separate from any transaction involving the Company.  However, as a condition to and as additional consideration for proceeding with its purchase of the Company’s property, Talisker required that Robert and Kathy Dunlap sell the Project “B” Acreage.

The Company’s disinterested directors determined that Robert Dunlap’s involvement in the Project “B” Letter Agreement transaction was fair and reasonable and raised no objection to the Project “B” Letter Agreement transaction effective August 15, 2007.

Project “C” Letter Agreement

As an additional condition imposed by Talisker Realty to Closing the Project “A” Letter Agreement, the Company entered into the Project “C” Letter Agreement, which memorializes the Company’s agreement to enter into a joint venture with Ranch 248 LLC, a Delaware limited liability company and a wholly-owned subsidiary of Talisker, or its designee (“Ranch 248”).  The purpose of the joint venture will be to develop and sell all of the Company’s right, title and interest in approximately 30 acres of land in Wasatch County, Utah (the “Project “C” Acreage”).  The Company will convey the Project “C” Acreage to the joint venture at a deemed value of $3,500,000.  No brokerage, finder’s fee or real estate commission will be incurred by the Company in connection with the transaction.  The joint venture with Ranch 248 will be managed by two representatives appointed by Ranch 248 and one representative selected by the Company.  Both Ranch 248 and the Company will be prohibited from selling their interests in the joint venture for a period of four years from formation of the joint venture.

Within 18 months of Closing, Ranch 248 is required to create a business and development plan and submit it for approvals and permits with the relevant government authorities.  Ranch 248 is also responsible for obtaining financing necessary for development of the Project “C” Acreage and making any special capital contributions necessary to complete the project in the event the proceeds of financing are insufficient.

After payment of lender financing related to the development of the Project “C” Acreage, $3,500,000 is then payable to the Company from the sale proceeds of the developed property.  In exchange for its services on behalf of the joint venture, Ranch 248 will receive (i) a construction management fee equal to five percent (5%) of the costs associated with the improvement and development of the Project “C” Acreage, (ii) a construction development fee equal to the eight percent (8%) of the costs associated with the construction of homes on the Project “C” Acreage, and (iii) a branding fee of eighteen percent (18%) of the actual retail sales price of all lots, parcels, homes and improvements sold from the Project “C” Acreage.  After payment of these fees, revenues generated by the venture are split evenly between the parties.

Due to the risks inherent in the development of real estate, the board of directors believes that it selected the most financially viable and experienced development company to partner with that it could.  However, there can be no assurance that the joint venture will be successful at any level of development.

Board of Directors’ Reasons for Approving the Proposed Property Sale and Development

The board of directors believes that the Proposed Property Sale and Development pursuant to the terms of the Project “A” and “C” Letter Agreements is in the best interests of the Company.  The board of directors approved the Project “A” and “C” Letter Agreements on February 21, 2007.  However, pursuant to UBCA Section 16-10a-1202(3)(a), due to a conflict of interest, the board of directors has determined that it will not and does not make a recommendation with respect to the Proposed Property Sale and Development.  Stockholders are asked to consider the Proposed Property Sale and Development without the benefit of a recommendation by the board of directors.

In arriving at its own decision to approve the Proposed Property Sale and Development, the board of directors considered the following factors:

•	The fact that the Company has had no operations and mounting debt for a number of years;
•	The Proposed Property Sale and Development would allow the Company to begin to evaluate and pursue operations and again pursue profit making ventures, adding value to the Company’s Common Stock;
•
The board of directors’ belief that, as a result of the consideration to be received by the Company from the Proposed Property Sale and Development, the Proposed Property Sale and Development will represent an attractive return on investment on the Company’s Property;

•
The board of directors’ belief that the Tuhaye Lots to be received as consideration for the Proposed Property Sale and Development may appreciate and provide additional return on investment on the Company’s Property;

•	The consideration to be received in the Proposed Property Sale and Development will enable the Company to significantly reduce its outstanding debts and improve its working capital deficit;
•
The board of directors’ belief that attractive investment opportunities may develop in the foreseeable future and may require the Company to have immediately available working capital and decreased outstanding debt obligations in order to take advantage of such opportunities as they develop; and

•	The board of directors may be in a position to declare a cash dividend of a portion of the sale proceeds.

The foregoing discussion of the information and factors considered independently by the Company’s board of directors is not intended to be exhaustive, but includes many of the factors considered when the board of directors approved the Proposed Property Sale and Development.  In view of the wide variety of factors considered in connection with its evaluation of the Proposed Property Sale, the board of directors did not find it practicable to assign relative weights to the factors considered in reaching its decision.  In addition, individual directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others.

Even though the Company has received an appraisal of the value of the Property, the board of directors has not sought or received a fairness opinion and accompanying financial analysis for the benefit of minority stockholders.  The board of directors, in light of the financial position of the Company, considered the cost of a fairness opinion prohibitive.

In considering whether to vote “FOR” the Proposed Property Sale and Development, stockholders may take into account the factors identified by the board of directors or disregard them entirely.  The factors identified by the board of directors during its own evaluation of the Proposed Property Sale and Development and enumerated above are not to be considered a recommendation to vote “FOR” the Proposed Property Sale and Development.  The board of directors does not make a recommendation on how each stockholder should vote on the Proposed Property Sale and Development.

YOU ARE URGED TO CONSIDER WHATEVER FACTORS YOU REGARD AS RELEVANT IN DETERMINING WHETHER TO VOTE “FOR” OR “AGAINST” THE PROPOSED PROPERTY SALE AND DEVELOPMENT.

If approved by the stockholders, the Proposed Property Sale and Development would provide the Company with cash, improved lots, and joint venture interests.  The board of directors recognizes that the current local and national housing and real estate market is volatile and uncertain.  The board of directors believes that the Company can achieve a degree of certainty with respect to its value of its Property by requiring a significant amount of cash as a part of the Proposed Property Sale and Development.  The Company’s cash position after the Proposed Property Sale and Development would allow it to pay down debt, develop the improved lots that it will receive, or to declare and pay a dividend.

The board of directors believes that failure to complete the Proposed Property Sale and Development and continuing to hold the Property could create additional uncertainty for the Company.  If the stockholders do not approve Proposal 1, the Company would need to incur a significant amount of additional debt to maintain the property for potential development.  Without securing the Company’s future by participating in the Proposed Property Sale and Development, the Company may default on its outstanding debts, potentially leading to legal action and foreclosure by the Company’s creditors, including officers and directors holding the Convertible Notes.

In the event the Proposed Property Sale and Development is approved, the Company would determine, among other things: (1) what portions, if any, of the proceeds should be distributed as a cash dividend; (2) if it would be prudent for the Company to seek registration of its Common Stock for active market trading; (3) if a build-out of the improved lots is economical and should be pursued, which may require use of a portion of the cash proceeds from the Proposed Property Sale and Development; and (4) whether other opportunities for real estate or business investment exist.

Regulatory Approvals

No federal or state regulatory approvals must be obtained in connection with the Proposed Property Sale and Development.

Federal Income Tax Consequences

The Company will recognize the difference between the tax basis of the Property and the sale price as a taxable gain. The Company will apply its accumulated net operating losses to the gain in the current taxable year.  After the application of the Company’s net operating losses, any remaining gain will be considered taxable income in the current taxable year.

Conflicts of Interest

The Company’s directors and officers have conflicts of interest with respect to the Proposed Property Sale and Development.  The Company’s directors and officers all hold outstanding Convertible Notes.  Without completing the Proposed Property Sale and Development, the Company will not have sufficient capital to pay any of its debts, including the Convertible Notes held by the directors and officers.

The directors and officers also have a conflict with respect to Proposal 1 by connecting it with Proposal 2.  If the stockholders pass Proposal 2, the directors and officers will be able to increase their proportional ownership and control of the Common Stock by converting the Convertible Notes, according to their terms, into shares of Common Stock.  Assuming conversion of all outstanding Convertible Notes after the amendment to the Articles of Incorporation, the Company will have approximately 13,002,960 shares of Common stock issued and outstanding.  The Common Stock ownership of Robert Dunlap, the Company’s President and a director, would increase to approximately 74.7% of the then issued and outstanding shares of Common Stock.  The Common Stock ownership of Jeffrey Lee, the Company’s Vice President and a director, and Steven Lee, a director,would decrease to approximately 13.5% of the then issued and outstanding shares of Common Stock.  This proportional increase of ownership and control will also give the Company’s directors and officers a greater proportional interest in the future results of operations and book value of the Company.  If the directors issue a dividend of any amount received from the Proposed Property Sale and Development, they will receive a larger proportion of the distributed amount.

The following table illustrates the effects of the conversion of the Convertible Notes, assuming full conversion by holders of all the Convertible Notes:
Name	Pre-Conversion			Post-Conversion
	Stock Ownership	Percentage Ownership	Convertible Notes	Stock Ownership	Percentage Ownership	Convertible Notes
Robert W. Dunlap	507,500	25.4%	$920,948	9,716,980 (1)	74.7%	-
Jeffrey L. Lee	507,500 (2)	25.4%	$124,821	1,755,710 (3)	13.5%	-
Steven R. Lee	507,500 (2)	25.4%	$124,821	1,755,710 (3)	13.5%	-
__________________
(1)	Includes 9,209,480 shares issuable upon conversion of Convertible Notes at $0.10 per share.
(2)	Shares held of record by AMI Associates.
(3)
Includes 507,500 shares held by AMI Associates, 272,210 shares issuable upon conversion of a Convertible Note held by the Lee Family Partnership, and 976,000 shares issuable upon conversion of Convertible Notes at $0.10 per share held by Affiliated Mining Inc.

In addition to the possible conversion of the Convertible Notes into Common Stock, Robert Dunlap, Jeffrey Lee, and Steven Lee have a conflict of interest because cash proceeds from the Proposed Property Sale and Development could be used to pay interest and principal on the outstanding Convertible Notes owed to them.

Robert Dunlap also has a conflict because he, with Kathy Dunlap, may benefit from the joint venture development of approximately 40 acres with Talisker pursuant to the Project “B” Letter Agreement.  The Project “B” Acreage will have a deemedvalue of $2,000,000.  For more detail, see discussion under “Project “B” Letter Agreement” beginning on page 12.

Due to the conflicts of interest described above and after reviewing UBCA Section 16-10a-1202(3)(a), the board of directors has determined that it will not make a recommendation with respect to the Proposed Property Sale and Development.  You are requested to consider and vote upon the Proposed Property Sale and Development without the benefit of a recommendation by the board of directors.

Appraisal Rights

Under the UBCA, the Proposed Property Sale and Development creates appraisal or dissenters’ rights.  Stockholders who oppose the Proposed Property Sale and Development will have the right to receive payment for the value of their shares as set forth in UBCA Section 16-10a-1301 et seq.  A copy of these sections is attached as Appendix A to this proxy statement.  The information contained in this proxy statement will serve as notice of dissenters’ rights pursuant to UBCA Section 16-10a-1320(1).

The material requirements for a stockholder to properly exercise his or her rights are summarized below.  However, these provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions that should be carefully reviewed by any stockholder wishing to assert such rights.  If you are a stockholder considering dissenting, you should consult your own legal advisor.

To exercise dissenters’ rights, you must comply with the provisions of UBCA Section 16-10a-1301 through 16-10a-1331, including the following conditions:

•	You must own Common Stock on the date the Proposed Property Sale and Development is approved by the stockholders;
•	You must not vote your shares in favor of the Proposed Property Sale and Development;
•	You must give written notice of your intent to demand payment for your Common Stock before the vote is taken pursuant to UBCA Section 16-10a-1321;
•	You must demand payment in accordance with the terms of a dissenters’ notice; and
•	You must deposit your certificates in accordance with the terms of the dissenters’ notice.

The following is a more detailed description of the conditions you must satisfy to perfect appraisal or dissenters’ rights:

1.            MUST BE A STOCKHOLDER ON THE DATE THE PROPOSED PROPERTY SALE AND DEVELOPMENT IS APPROVED.  To be entitled to dissenters’ rights, you must be the record holder of the dissenting shares on the date the Proposed Property Sale and Development is approved by the stockholders of the Company.  If you have a beneficial interest in Common Stock that are held of record in the name of another person, you must act promptly to cause the Stockholder of record to follow the steps described below.

2.            NO APPROVAL OF THE PROPOSED PROPERTY SALE AND DEVELOPMENT. You must not vote your shares in favor of the Proposed Property Sale and Development. Undertaking the following actions will serve as a waiver of your dissenters’ rights: (i) voting in favor of the Proposed Property Sale and Development at the Special Meeting, or (ii) executing a valid proxy card approving the Proposed Property Sale and Development that you do not revoke at or before the Special Meeting.  Failure to vote or execute a proxy will not constitute a waiver of your dissenters’ rights.

3.            NOTICE OF INTENT TO DEMAND PAYMENT.  You must provide the Company with written notice of your intent to demand payment for your Common Stockbefore the Special Meeting.  Failure to provide written notice of your intent to demand payment will constitute a waiver of your dissenters’rights.

4.            DEMAND FOR PAYMENT.  If the Proposed Property Sale and Development is approved, a dissenters’ notice will only be mailed to those stockholders that have complied with UBCA Section 16-10a-1321.  The dissenters’ notice will state that the Proposed Property Sale and Development was approved at the Special Meeting and the proposed date that Closing will take place.  The dissenter’s notice will be mailed again if the proposed or actual effective date of Closing is more than 60 days after the date by which delivery of the payment demand is required.  In addition, the dissenters’ notice will provide important instructions you must follow in order to demand payment for your shares.  Specifically, the dissenters’ notice sets forth the following:

•	the date by which you must deliver the payment demand;
•	the address to which you must send the payment demand;
•
a form for demanding payment which will request you to state the address to which payment is to be made and which includes the date of the first public announcement of the terms of the Proposed Property Sale and Development and requires to you certify whether you acquired beneficial ownership of the shares before that date;

•	where and when certificates for shares must be deposited; and
•	a copy of the sections of the UBCA pertaining to dissenters’ rights.

5.            DEPOSIT OF CERTIFICATES.  Once you receive the dissenters’ notice, you must deposit your stock certificates in accordance with the terms of the dissenters’ notice.  If you do not demand payment in a timely fashion or you do not deposit your certificates as required by the dissenters’ notice, you will not be entitled to a dissenters’ right of payment for your shares.

Upon the consummation of the Proposed Property Sale and Development or receipt of the payment demand, the Company shall pay each stockholder who has complied with the requirements set forth above, the amount that the Company estimates to be the fair value of such shares, plus accrued interest.

The payment or offer to make payment will be accompanied by the latest available financial statements of the Company, a statement of the estimate of the fair value of the respective shares and the amount of interest payable with respect to such shares, a statement of your rights if you are dissatisfied with the payment, and a copy of the sections of the UBCA pertaining to dissenters’ rights.

If you believe that the Company’s estimate of the fair value of your share is less than the fair value of your shares, you may notify the Company of your estimate of the fair value of your shares and demand payment of your estimate, less any payment previously received.  You must notify the Company of your demand in writing within 30 days after the Company made or offered payment for your shares.  If, within 60 days after receipt by the Company of a demand described in this paragraph, the demand remains unsettled, the Company shall commence a proceeding and shall petition the court to determine the fair value of the shares and accrued interest thereon.  If the Company does not bring the proceeding within such 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.  If the proceeding is brought within the 60-day period, you will be entitled to judgment for the amount by which the court finds the fair value of your shares plus interest exceeds the amount paid by the Company.

PROPOSAL 2
AMENDMENT TO THE ARTICLES OF INCORPORATION

On December 18, 2007, the Company’s board of directors proposed an amendment to the Articles of Incorporation for approval by the stockholders at the Special Meeting.  The board of directors approved and proposes for stockholder approval an increase in the number of authorized shares of Common Stock from 2,000,000 to 50,000,000 and a decrease of the Common Stock par value from $0.25 to $0.01 per share.  Pursuant to UBCA Section 16-10a-1202(3)(a), the board of directors has determined that it will not make a recommendation with respect to Proposal 2 due to a conflict of interest.  Stockholders are requested to consider and vote on Proposal 2 without the benefit of a recommendation by the board of directors.

Increase in Authorized Shares

The board of directors proposes for consideration by the stockholders an amendment to Article VI of the Articles of Incorporation that states:

“Article VI

The authorized capital stock of the Corporation shall be 50,000,000 shares of common stock, $0.01 par value.”

The board of directors believes that the increased authorized number of shares of Common Stock is desirable to allow the Company greater flexibility in considering potential future actions involving the issuance of Common Stock, including, without limitation, debt conversions, acquisitions, raising capital, stock dividends or splits, and providing equity incentives to employees, officers and directors.

Except as set forth below under “Convertible Notes,” authorizing the Company to issue more shares than currently authorized by the Articles of Incorporation will not materially affect any substantive rights, powers or privileges of the holders of the Company’s Common Stock.  Persons holding Common Stock are entitled to one vote per share on all matters submitted to the stockholders and do not have cumulative voting rights or preemptive rights for the purchase of additional shares of any class of capital stock.  The additional shares of Common Stock for which authorization is sought are identical to the shares of Common Stock now authorized.  Authorized but unissued shares of Common Stock may be issued as described under “Convertible Notes” below and at such times, for such purposes and for such consideration as the board of directors may determine to be appropriate without further authority from the Company’s stockholders, except as otherwise required by applicable corporate law or the policies of any exchange on which the Common Stock may then be trading.

The amendment to the Articles of Incorporation will have the following effects: (i) the number of shares of Common Stock owned by each stockholder will remain the same; (ii) the number of authorized shares of the Common Stock will increase to 50,000,000 shares; (iii) the par value of the Common Stock will decrease to $0.01 per share; and (iv) the stated capital on the Company’s balance sheet attributable to the Common Stock will be adjusted to reflect the new par value of the Common Stock, as will the additional paid-in capital account.

Convertible Notes

As of [RECORD DATE], the Company has outstanding obligations to issue 11,002,960 shares of Common Stock upon conversion of the Convertible Notes.  The Convertible Notes are convertible at the option of the holders thereof.  Approving the amendment to the Articles of Incorporation to increase the authorized shares of common stock from 2,000,000 to 50,000,000 will create sufficient authorized capital to allow the holders of the Convertible Notes to convert such notes into Common Stock.

Security Ownership of Certain Beneficial Owners and Management

The Company does not have a sufficient number of authorized shares of Common Stock to permit the conversion of Convertible Notes.  However, in order to illustrate the effects of this Proposal 2, the Company is reflecting beneficial ownership of Common Stock for the purposes of voting at the Special Meeting and after giving effect to the increase in the authorized shares, as proposed, allowing for the conversion of the Convertible Notes into Common Stock.

The following table sets forth information, as of September 30, 2007, with respect to the beneficial ownership of the Company’s Common Stock by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock and by directors and officers of the Company, both individually and as a group:

Name and address of owner	Shares beneficially owned as of the Record Date (1)(2)	Percent of Shares Outstanding for the Special Meeting (1)	Shares beneficially owned after Amendment to Articles of Incorporation and Conversion of Convertible Notes (2)(3)	Percent beneficially owned after Amendment to Articles of Incorporation and Conversion of Convertible Notes (3)
Robert W. & Kathy L. Dunlap(4) 32391 Horseshoe Drive Evergreen, CO 80439	507,500	25.4%	9,716,980(5)	74.7%
AMI Associates (6) 1708 Essex Court St. Charles, IL 60174	507,500	25.4%	507,500	3.9%
Affiliated Mining Inc.(7) 1708 Essex Court St. Charles, IL 60174	-0-	-0-	976,000(8)	7.5%
Jeffrey L. Lee 1708 Essex Court St. Charles, IL 60174	507,500	25.4%	1,755,710(9)	13.5%
Steven R. Lee 41760 E. 1200 N. Gibson City, IL 60936	507,500	25.4%	1,755,710(9)	13.5%
Douglas K. Lee 6653 Conch Ct. Boynton Beach, FL 33437	507,500	25.4%	1,803,770(10)	13.9%
Claudette K. Lee 357 Larsen Street Sycamore, IL 60178	507,500	25.4%	1,755,710(9)	13.5%
Janice M. Atkins 4840 E. Creek Ridge Trail Reno, NV 89509	507,500	25.4%	1,803,770(11)	13.9%
Jeanette M. Johnson P.O. Box 2541 Corona, CA 91718	507,500	25.4%	1,755,710(9)	13.5%
Estate of Bertha Marie Dunlap c/o Judyth Kerlin 7165 E. Louisiana Ave Denver, CO 80224	-0-	-0-	449,150(12)	3.5%
Lee Family Partnership(13) 1708 Essex Court St. Charles, IL 60174	-0-	-0-	272,210	2.1%
Candace K. Thoke 4N235 Wildrose Road St. Charles, IL 60174	-0-	-0-	272,210(14)	2.1%
All officers and directors as a group (3 persons)	1,015,000	50.8%	11,184,856(5)(9)	88.2%
________________
(1)
Where persons listed on this table have the right to obtain additional shares of Common Stock through the conversion of convertible securities within 60 days from September 30, 2007, these additional shares are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.  Conversion of the Convertible Notes cannot occur since all of the authorized stock in the Company is issued and outstanding.  Thus, the percentages under the heading “Percent of Shares Outstanding for the Special Meeting” is based on 2,000,000 shares of Common Stock outstanding as of September 30, 2007 and does not include any conversion of the Convertible Notes.

(2)
To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)
Conversion of the Convertible Notes cannot occur since all of the authorized Common Stock is issued and outstanding.  The percentages under the heading “Percent beneficially owned after Amendment to Articles of Incorporation” is based on the conversion all outstanding Convertible Notes, including accrued interest owing as of September 30, 2007, into Common Stock at the conversion price of $0.10 per share of Common Stock.  There would be 13,002,960 shares of common stock issued and outstanding assuming the conversion of all Convertible Notes into common stock of the Company, to reflect the sum of 2,000,000 shares of common stock outstanding September 30, 2007 and 11,002,960 shares issued upon conversion.

(4)
Mr. Dunlap is a beneficiary of the estate of Bertha Marie Dunlap, but he is not the executor of the estate.  Bertha Marie Dunlap’s estate is the holder of a Convertible Note that is convertible into 449,150 shares of Common Stock at $0.10 per share.  Mr. Dunlap disclaims beneficial ownership of the shares issuable to Ms. Dunlap’s estate.

(5)	Includes 9,209,480 shares issuable upon conversion of Convertible Notes at $0.10 per share.
(6)	Jeffrey L. Lee, Steven R. Lee, Douglas K. Lee, Claudette K. Lee, Jeanette M. Johnson and Janice M. Atkins are general partners of AMI Associates.
(7)
Affiliated Mining, Inc (“Affiliated Mining”) is a private company owned by Jeffrey L. Lee, Steven R. Lee, Douglas K. Lee, Claudette K. Lee, Jeanette M. Johnson, and Janice M. Atkins.  Jeffrey L. Lee, Steven R. Lee and Claudette K. Lee are officers and directors of Affiliated Mining.

(8)	Includes 976,000 shares issuable upon conversion of Convertible Notes at $0.10 per share.
(9)
Includes 507,500 shares held by AMI Associates, 272,210 shares issuable upon conversion of a Convertible Note held by the Lee Family Partnership, and 976,000 shares issuable upon conversion of Convertible Notes at $0.10 per share held by Affiliated Mining.

(10)
Includes 48,060 shares issuable upon conversion of a Convertible Note at $0.10 per share, 507,500 shares held by AMI Associates, 272,210 shares issuable upon conversion of a Convertible Note at $0.10 per share held by the Lee Family Partnership, 976,000 shares issuable upon conversion of Convertible Notes at $0.10 per share held by Affiliated Mining.

(11)
Includes 48,060 shares issuable upon conversion of a Convertible Note at $0.10 per share, 507,500 shares held by AMI Associates, 272,210 shares issuable upon conversion of a Convertible Note held by the Lee Family Partnership, and 976,000 shares issuable upon conversion of Convertible Notes at $0.10 per share held by Affiliated Mining.

(12)	Includes 449,150 shares issuable upon conversion of a Convertible Note at $0.10 per share.
(13)	The Lee Family Partnership is owned by Jeffrey L. Lee, Steven R. Lee, Douglas K. Lee, Claudette K. Lee, Jeanette M. Johnson, Janice M. Atkins, and Candace K. Thoke.
(14)	Includes 272,210 shares issuable upon conversion of a Convertible Note at $0.10 per share held by the Lee Family Partnership.

Changes in Control

A change of control has not occurred since the beginning of the Company’s last fiscal year.  However, if the amendment to the Articles of Incorporation increasing the number of shares of authorized Common Stock to 50,000,000 is approved at the Special Meeting, conversion of the Convertible Notes into Common Stock will be possible and a change in control of the Company could occur.  Assuming the authorized Common Stock has been increased and that the holders of all Convertible Notes elect to convert such notes into Common Stock, the current officers and directors of the Company would own or control 88.2% of the then issued and outstanding Common Stock.  In particular, if the stockholders pass Proposal 2, Robert Dunlap’s beneficial ownership will increase from 25.4% to 74.7% of the issued and outstanding shares.

Conflicts of Interest

If the stockholders pass Proposal 2, the directors and officers will be able to increase their proportional ownership and control of the Common Stock by converting the Convertible Notes, according to their terms, into shares of Common Stock.  Assuming conversion of all outstanding Convertible Notes after the amendment to the Articles of Incorporation, we will have 13,002,960 shares of Common stock issued and outstanding.  The Common Stock ownership of Robert Dunlap, the Company’s President and a director, would increase to approximately 74.7% of the then issued and outstanding shares of Common Stock.  The Common Stock ownership of Jeffrey Lee, the Company’s Vice President and a director, and Steven Lee, a director,would decrease to approximately 13.5% of the then issued and outstanding shares of Common Stock.  Therefore, the directors and officers of the Company have a conflict of interest with respect to this Proposal 2.

The following table illustrates the effects of the conversion of the Convertible Notes, assuming full conversion by holders of all the Convertible Notes:
Name	Pre-Conversion			Post-Conversion
	Stock Ownership	Percentage Ownership	Convertible Notes	Stock Ownership	Percentage Ownership	Convertible Notes
Robert W. Dunlap	507,500	25.4%	$920,948	9,716,980 (1)	74.7%	-
Jeffrey L. Lee	507,500 (2)	25.4%	$124,821	1,755,710 (3)	13.5%	-
Steven R. Lee	507,500 (2)	25.4%	$124,821	1,755,710 (3)	13.5%	-
________________
(1)	Includes 9,209,480 shares issuable upon conversion of Convertible Notes at $0.10 per share. There is no indication that the note holder will elect conversion of any or all of the debt for shares.
(2)	Shares held of record by AMI Associates.
(3)
Includes 507,500 shares held by AMI Associates, 272,210 shares issuable upon conversion of a Convertible Note held by the Lee Family Partnership, and 976,000 shares issuable upon conversion of Convertible Notes at $0.10 per share held by Affiliated Mining Inc.  There is no indication that the note holders will elect conversion of any or all of the debt for shares.

Due to the conflicts of interest described above and after reviewing UBCA Section 16-10a-1202(3)(a), the board of directors will not make a recommendation on how you should vote on Proposal 2.  YOU ARE URGED TO CONSIDER WHATEVER FACTORS YOU DEEM RELEVANT IN DETERMINING WHETHER TO VOTE “FOR” THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.

Potential Anti-Takeover Effect

The issuance of additional shares of Common Stock will, among other things, have a dilutive effect on the earnings per share and on equity and voting power of existing stockholders and may adversely affect the value of the Common Stock, if any.  The proposed increase in the number of authorized shares of Common Stock could enable the board of directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company.  While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the board of directors has no present intention or plan to employ the additional unissued authorized shares as an anti-takeover device.  The board of directors does not view the increase of the authorized Common Stock as part of an “anti-takeover” strategy.  The board of directors is not advancing the increase of authorized Common Stock as a result of any known effort by any party to accumulate shares of Common Stock or to obtain control of the Company.

Federal Income Tax Consequences

The board of directors believes that the federal income tax consequences to stockholders of increasing the number of authorized shares of Common Stock are as follows: (i) no gain or loss will be recognized by a stockholder upon the effective date of the amendment to the Articles of Incorporation; (ii) the aggregate tax basis of shares of the Common Stock will not be affected; and (iii) the holding period of the Common Stock after the amendments to the Articles of Incorporation will remain the same as the holding period prior to such amendments.

If the increase in the number of authorized shares of Common Stock is approved, conversion by the holders of all of the outstanding Convertible Notes into Common Stock may effect a “change of ownership” pursuant to Section 382 of the Internal Revenue Code (“IRC”).  The Companybelieves that the federal income tax consequences of a “change of ownership”, if such were to occur, are that the Company’s application of its accumulated net operating losses toward any future taxable gains would be limited, or possibly completely prohibited.

The Company’s beliefs regarding the tax consequences of increasing the authorized Common Stock are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

This summary does not purport to be complete and does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

The state and local tax consequences of increasing the number of authorized shares of Common Stock may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only.  Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of increasing the number of authorized shares of Common Stock.

LEGAL PROCEEDINGS

The Company is a party to civil litigation in the Fourth Judicial District Court for Wasatch County, Utah styled Terry B. Brodkin, Plaintiff, vs. Tuhaye Golf, LLC, et al., Defendants, Case No. 070500421 (the “Civil Action”) that was filed on or about October 31, 2007.  The plaintiff in the Civil Action seeks to establish access rights to his landlocked property and asserts several theories in an attempt to do so.  The Company was apparently named as a defendant in the Civil Action as a necessary party for Plaintiff to obtain relief.

In the Civil Action, plaintiff alleges that in 1999, certain landowners, including the Company, formed a Utah limited liability company known as EastSide Group, LLC (“Eastside”) to marshal consensus for a coordinated plan to develop certain land in Wasatch County, Utah known as Area B – North, Jordanelle Basin (“Area B – North”).  Plaintiff alleges that on July 31, 2000, the Wasatch County Commission granted a petition filed by Eastside and adopted a Master Plan for development of Area B – North.  Plaintiff alleges that his predecessor in interest also owned land in Area B – North but was not contacted to be a member of EastSide due to the dormant nature of the business entity owning the property and the scattered location of its shareholders.

Plaintiff further alleges that in 2001, a group of landowners in Area B – North affected by the Master Plan entered into an agreement to grant reciprocal, permanent, and non-exclusive ingress and egress easements between parcels to accommodate development (the “2001 Agreement”).  Plaintiff alleges that his predecessor was not contacted to be a party to the 2001 Agreement.  However, after the 2001 Agreement was executed, Plaintiff alleges that his predecessor realized his land was included in the 2001 Agreement and recorded quit-claim deeds in December of 2002 to inform the parties of this fact.

Plaintiff alleges that he bought his predecessor’s land in 2004 after conducting “extensive due diligence into the access rights” for his property, including a realization that his property was included in the Master Plan and the 2001 Agreement.  Plaintiff alleges the existence of verbal agreements between one or more of the parties to the 2001 Agreement to grant access to his property.

Plaintiff requests a Declaratory Judgment that he is an intended third-party beneficiary to the 2001 Agreement since his land was included in the Master Plan.  Although neither he nor his predecessor were parties to the 2001 Agreement, Plaintiff alleges that he has fully performed all his obligations under it and that the refusal by two of the parties to grant access to him constitutes breach of the 2001 Agreement.  Plaintiff further requests damages due to the breach of $5.5 million, because his land was landlocked and he was unable to consummate a sale of his property.  Finally, Plaintiff asks for an easement by necessity for his landlocked property and asserts entitlement to access by private condemnation under Utah law.

The Civil Action will not affect Talisker’s obligations under the Project “A” and “C” Letter Agreements to complete the Property Sale pursuant to those agreements.  Management believes the claim is without merit and intends to vigorously contest the claim.

OTHER BUSINESS

The Company is not aware of other business to be presented at the Special Meeting.  If any other business properly comes before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

PROPOSALS OF STOCKHOLDERS

The Company plans to hold its next annual meeting in May 2008.  Therefore, eligible stockholders who wish to submit a proposal for consideration at the next annual meeting of stockholders must give written notice to the Company’s corporate secretary by January 31, 2008.

SELECTED FINANCIAL DATA

The balance sheet and income statement data shown below were derived from the Company’s unaudited interim period and audited consolidated financial statements.  The Company’s prepared its financial statements in accordance with generally accepted accounting principles.  The results of operations for the interim period do not necessarily indicate the results of operations for the full year.  You should read this summary financial data in conjunction with the Company’s financial statements.

	Nine Months Ended September 30, 2007(Unaudited)	Year Ended December 31,
		2006	2005	2004	2003	2002 (Restated)
Revenues	-	-	-	-	-	-
Net income (loss)	$(343,842)	$(3,763,991)	$(2,602,937)	$(199,684)	$(189,323)	$246,887(1)
Net income (loss) per share	$(0.17)	$(1.88)	$(1.30)	$(0.10)	$(0.09)	$0.12(1)
Weighted average shares outstanding	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000

(1)
Net income and net income per share number for the year ended December 31, 2002 were restated to account for the change in the value of conversion liability. Net income was previously reported as a loss of $(110,935) and net income per share was previously reported as a loss of $(0.06) per share.

	September 30, 2007 (Unaudited)	December 31,
		2006	2005	2004	2003	2002 (Restated)
Working capital (deficit)	$(1,292,263)	$(1,060,794)	$(221,199)	$(119,866)	$(644,895)	$(91,922)
Total assets	$164,351	$160,898	$159,932	$157,542	$153,296	$156,975
Non-current liabilities	$7,472,664	$7,360,291	$4,426,895	$1,926,624	$1,201,911	$1,565,561
Stockholders’ (deficit)	$(8,604,620)	$(8,260,778)	$(4,496,787)	$(1,893,850)	$(1,694,166)	$(1,504,843)

INCORPORATION BY REFERENCE

The Company “incorporates by reference” certain information into this proxy statement, meaning that it is disclosing important information to you by referring you to another document filed separately with the Securities and Exchange Commission (the “SEC”).  The information incorporated by reference is considered part of this proxy statement.  In particular, the Company incorporates by reference its Annual Report for the fiscal year ended December 31, 2006 on Form 10-KSB filed December 18, 2007 and its Quarterly Report for the period ended September 30, 2007 on Form 10-QSB filed December 18, 2007.  Copies of the financial statements from both reports are included with this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document filed at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  The Company’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov/.  Included in the information available are (i) audited financial statements of the Company as of December 31, 2006 and 2005, which are contained in the Company’s Form 10-KSB for the fiscal year ended December 31, 2006; (ii) unaudited financial statements of the Company as of September 30, 2007, June 30, 2007, and March 31, 2007 that are contained in the Company’s Forms 10-QSB for the quarterly periods ended September 30, 2007, June 30, 2007, and March 31, 2007.

Dated: ___________________	By order of the Board of Directors,

/s/ Robert W. Dunlap

By: Robert W. Dunlap
President, Chief Executive Officer, Chief Financial Officer and Director

FORM OF PROXY
PARK-PREMIER MINING COMPANY
SPECIAL MEETING OF STOCKHOLDERS
[MEETING DATE]

☒ PLEASE MARK VOTES

AS IN THIS EXAMPLE
		Vote on Proposals	For	Against	Abstain

The undersigned stockholder(s) of Park-Premier Mining Company (the “Company”)		1. To consider and act upon the proposed sale of	☐	☐	☐
hereby constitutes and appoints Robert Dunlap his or her true and lawful attorney		land located in Wasatch County, Utah pursuant to
and proxy, with full power of substitution in and for each of them, to vote all shares		the terms of the Project “A” and “C” Letter
of the Company which the undersigned is entitled to vote at the Special Meeting of		Agreements.
Stockholders to be held at 455 Sherman St., Suite 300, Denver, CO 80134 at
10:00 a.m. local time, on [MEETING DATE] or at any postponement or adjournment		2. To consider and act upon the proposal to amend	☐	☐	☐
thereof, on any and all of the proposals contained in the Notice of the Special Meeting		the Articles of Incorporation to increase the
of Stockholders, with all the powers the undersigned would possess if present		authorized shares of common stock from
personally at said meeting, or at any postponement or adjournment thereof.		2,000,000 to 50,000,000 and decrease the par
value of common stock from $0.25 per share to
$0.01 per share.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting and any postponements or adjournments thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

		PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING.			☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN
THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
Please be sure to sign and date	Date	STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
this Proxy in the box below.		VOTED FOR PROPOSALS 1 AND 2

WHETHER OF NOT YOU PLAN TO ATTEND THE SPECIAL
MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
CARD PROMPTLY BY USING THE ENCLOSED POSTAGE-PAID
ENVELOPE.

Stockholder sign above Co-holder (if any) sign above		THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Detach above card, sign, date and mail in postage paid envelope provided.

Please complete, date and sign exactly as name(s) appear(s) on this proxy card and return the proxy card promptly using the enclosed envelope.  When shares are held jointly, each holder must sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such, and affix corporate seal.  If signer is a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH
THE PROXY IN THE ENVELOPE PROVIDED.

PLEASE ACT PROMPTLY.
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

APPENDIX A

TEXT OF UTAH BUSINESS CORPORATION ACT
CODE SECTIONS 16-10a-1301 THROUGH 16-10a-1331, INCLUSIVE
GOVERNING RIGHTS OF DISSENTING SHAREHOLDERS

16-10a-1301.       Definitions.

For purposes of Part 13:

(1)	“Beneficial stockholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record stockholder.
(2)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(3)
“Dissenter” means a stockholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4)
“Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.
(6)
“Record stockholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the stockholder as provided in Section 16-10a-723.

(7)	“Shareholder” means the record stockholder or the beneficial stockholder.

16-10a-1302.       Right to dissent.

(1)	A stockholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:
(a)	consummation of a plan of merger to which the corporation is a party if:
(i)	stockholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or
(ii)	the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;
(b)	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
(c)
consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a stockholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the stockholders within one year after the date of sale; and

(d)
consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the stockholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2)
A stockholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3)
Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a stockholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 stockholders, at the time of:

(a)	the record date fixed under Section 16-10a-707 to determine the stockholders entitled to receive notice of the stockholders’ meeting at which the corporate action is submitted to a vote;

(b)	the record date fixed under Section 16-10a-704 to determine stockholders entitled to sign writings consenting to the proposed corporate action; or
(c)	the effective date of the corporate action if the corporate action is authorized other than by a vote of stockholders.
(4)	The limitation set forth in Subsection (3) does not apply if the stockholder will receive for his shares, pursuant to the corporate action, anything except:
(a)	shares of the corporation surviving the consummation of the plan of merger or share exchange;
(b)
shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 stockholders;

(c)	cash in lieu of fractional shares; or
(d)	any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.
(5)
A stockholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303.       Dissent by nominees and beneficial owners.

(1)
A record stockholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the stockholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the stockholder dissents and the other shares held of record by him were registered in the names of different stockholders.

(2)	A beneficial stockholder may assert dissenters’ rights as to shares held on his behalf only if:
(a)	the beneficial stockholder causes the corporation to receive the record stockholder’s written consent to the dissent not later than the time the beneficial stockholder asserts dissenters’ rights; and
(b)	the beneficial stockholder dissents with respect to all shares of which he is the beneficial stockholder.
(3)
The corporation may require that, when a record stockholder dissents with respect to the shares held by any one or more beneficial stockholders, each beneficial stockholder must certify to the corporation that both he and the record stockholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement must be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

16-10a-1320.       Notice of dissenters’ rights.

(1)
If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a stockholders’ meeting, the meeting notice must be sent to all stockholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that stockholders are or may be entitled to assert dissenters’ rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the stockholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the stockholders’ meeting for which the notice was to have been given.

(2)
If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of stockholders pursuant to Section 16-10a-704, any written or oral solicitation of a stockholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that stockholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to stockholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a stockholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321.       Demand for payment -- Eligibility and notice of intent.

(1)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenters’ rights:
(a)	must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and
(b)	may not vote any of his shares in favor of the proposed action.
(2)
If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of stockholders pursuant to Section 16-10a-704, a stockholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3)
In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a stockholder must have been a stockholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the stockholders, if stockholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of stockholders.

(4)	A stockholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322.       Dissenters’ notice.

(1)
If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all stockholders who are entitled to demand payment for their shares under this part.

(2)	The dissenters’ notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:
(a)	state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;
(b)	state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;
(c)	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(d)	supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;
(e)
set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f)	state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and
(g)	be accompanied by a copy of this part.

16-10a-1323.       Procedure to demand payment.

(1)
A stockholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights must, in accordance with the terms of the dissenters’ notice:

(a)	cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;
(b)	deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and
(c)
if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to stockholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2)
A stockholder who demands payment in accordance with Subsection (1) retains all rights of a stockholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.
(3)	A stockholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

16-10a-1324.       Uncertificated shares.

(1)
Upon receipt of a demand for payment under Section 16-10a-1323 from a stockholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2)	In all other respects, the provisions of Section 16-10a-1323 apply to stockholders who own uncertificated shares.

16-10a-1325.       Payment.

(1)
Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2)	Each payment made pursuant to Subsection (1) must be accompanied by:
(a)
(i)
(A)	the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;
(B)	an income statement for that year;
(C)	a statement of changes in stockholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to stockholders; and
(D)	the latest available interim financial statements, if any;
(ii)	the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to stockholders;
(b)	a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;
(c)	a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and
(d)	a copy of this part.

16-10a-1326.       Failure to take action.

(1)
If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all stockholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a stockholder as if no demand for payment had been made.

(2)
If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327.       Special provisions relating to shares acquired after announcement of proposed corporate action.

(1)
A corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to stockholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a stockholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2)	An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

16-10a-1328.       Procedure for stockholder dissatisfied with payment or offer.

(1)
A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a)	the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;
(b)	the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or
(c)
the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2)
A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330.       Judicial appraisal of shares -- Court action.

(1)
If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2)
The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

(3)
The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of stockholders for the record stockholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(5)	Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:
(a)	for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or
(b)	for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331.       Court costs and counsel fees.

(1)
The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or
(b)
against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX B

PARK-PREMIER MINING COMPANY

PARK-PREMIER MINING COMPANY
Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$3,404	$127
Other current assets	640	464
Total current assets	4,044	591

Land and mining claims	160,307	160,307

Total assets	$164,351	$160,898

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$101,527	$51,939
Accounts payable – officer	31,456	128,567
Accrued interest – related parties	93,878	261,452
Notes payable – officer	60,000	—
Convertible notes payable – related parties (Note 3)	1,009,446	619,427
Total current liabilities	1,296,307	1,061,385

Conversion liability (Note 3)	7,472,664	7,360,291

Total liabilities	8,768,971	8,421,676

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock, par value $0.25, 2,000,000 shares
authorized, issued and outstanding	500,000	500,000
Discount on common stock	(146,250)	(146,250)
Additional paid-in capital	505,656	505,656
Accumulated deficit	(9,464,026)	(9,120,184)
	(8,604,620)	(8,260,778)

Total liabilities and stockholders’ deficit	$164,351	$160,898

See notes to the consolidated financial statements.

PARK-PREMIER MINING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,
	2007	2006

EXPENSES
General and administrative	$5,714	$13,185
Professional fees	49,180	28,205
Property tax expense	1,535	887

Loss from operations	(56,429)	(42,277)

OTHER INCOME (EXPENSE)
Interest expense	(31,566)	(24,925)
Change in value of conversion liability	40,002	(285,069)

Net loss before income taxes	(47,993)	(352,271)

Provision for income taxes	—	—

Net loss	$(47,993)	$(352,271)

Net loss per share	$(.02)	$(.18)

Weighted average shares outstanding	2,000,000	2,000,000

See notes to the consolidated financial statements.

PARK-PREMIER MINING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended September 30,
	2007	2006

EXPENSES
General and administrative	$17,779	$25,293
Professional fees	115,207	32,366
Property tax expense	4,605	4,517

Loss from operations	(137,591)	(62,176)

OTHER INCOME (EXPENSE)
Interest expense	(93,878)	(74,774)
Change in value of conversion liability	(112,373)	(3,485,366)

Net loss before income taxes	(343,842)	(3,622,316)

Provision for income taxes	—	—

Net loss	$(343,842)	$(3,622,316)

Net loss per share	$(.17)	$(1.81)

Weighted average shares outstanding	2,000,000	2,000,000

See notes to the consolidated financial statements.

PARK-PREMIER MINING COMPANY
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2007	2006

Cash flows from operating activities:
Net loss	$(343,842)	$(3,622,316)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Change in value of conversion liability	112,373	3,485,366
Change in operating assets and liabilities:
Accounts payable and property taxes payable	49,588	30,692
Accrued interest – related parties	93,878	74,775
Accounts payable – officer	31,456	34,015
Other current assets	(176)	(183)
Total adjustments	287,119	3,624,665
Net cash provided (used) by operating activities	(56,723)	2,349

Cash flows from investing activities:
Investment in land and mining claims	—	(9,000)
Net cash (used) provided by investing activities	—	(9,000)

Cash flows from financing activities:
Proceeds from note payable - officer	60,000	—
Net cash used for financing activities	60,000	—

Net (decrease) increase in cash and cash equivalents	3,277	(6,651)

Cash and cash equivalents, beginning of period	127	8,190

Cash and cash equivalents, end of period	$3,404	$1,539

See notes to the consolidated financial statements.

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements
(Unaudited)

Note 1 – Organization and Basis of Presentation

Organization

Park-Premier Mining Company’s principal business activity since its organization in 1907 has been the exploration of its mining properties.  These properties consist of partially explored mining claims located in mineralized areas.  Current operations have diversified the direction of the Company to include the acquisition, holding, and sale of real property.

Interim Financial Information

The accompanying consolidated financial statements included herein have been prepared by Park-Premier Mining Company (Company) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-QSB.  Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and the Company believes that the disclosures are adequate to make the information presented not misleading.  While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist and procedures that will be accomplished by Park-Premier Mining Company later in the year.  The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.  In management’s opinion all adjustments necessary for the fair presentation of the Company’s financial statements are reflected in the interim periods included.

The management of Park-Premier Mining Company believes that the accompanying unaudited financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the operations and cash flows for the periods presented.

Amounts shown for September 30, 2007 are based upon the December 31, 2006 audited consolidated financial statements.

Basis of Consolidation and Minority Interest

The consolidated financial statements include the accounts of the Company and its 51% owned subsidiary, Park-Cummings Mining Company.  All significant intercompany transactions and account balances have been eliminated.  Park-Cummings Mining Company owed $708,740 and $652,646 to the Company at September 30, 2007 and December 31, 2006, respectively.

No minority interest is recorded because the subsidiary is indebted to the parent in an amount in excess of the net assets of the subsidiary.  In the event that the subsidiary realizes from sales of assets an amount in excess of the amount due the parent, a minority interest may exist.

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements
(Unaudited)

Recently Issued Accounting Standards

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity's election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. This statement is effective beginning January 1, 2008 and the Company is currently assessing its impact on our consolidated financial statements.

Other

The Company has no advertising expenses and the Company paid no dividends during the periods presented.

Note 2 – Basis of Presentation

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company has not generated revenue from operations for many years.  In order to maintain the Company’s existence, a major stockholder to the Company and an officer of the Company have loaned the Company funds for working capital.  Additionally, as discussed in Note 3, the Company has convertible notes payable in the amount of $1,009,446, that were rewritten on January 1, 2007, and become due December 31, 2007.  Without such funding from the major stockholders and rewriting of the convertible notes payable to extend the maturity date of these notes, the Company could not continue to exist.  However, there can be no assurance that funding from these sources will continue in the future or the Company will have sufficient funds to develop its remaining properties.

Note 3 – Convertible Notes Payable - Related Parties

Convertible notes payable were issued by the Company with a conversion price to be determined by the Board of Directors, except that the conversion price shall not be more than $.10 per share. All notes, including accrued interest, were originally issued in 2001 and were rewritten on January 1, 2002, 2004 and 2007, and are due December 31, 2007.  The notes, as rewritten, call for payment of both principal and interest upon maturity and accrue interest at an annual rate of 12%. Convertible notes payable are to four individuals and two entities and total $1,009,446 and $619,427 at September 30, 2007 and December 31, 2006, respectively.

Since the Company’s stock is very thinly traded, and the Company has not been current with its financial statements since 2001, there was not information on file for the market to determine a price; therefore the Company determined the fair value of its common stock as follows:

The Company is in the process of entering into a transaction that values substantially all of the Company’s assets: its real estate.  The Company utilized information that it obtained in its current negotiations as to the fair market value of its real estate and then, using this value, considered all other financial aspects of the Company, such as its liabilities and commitments, to determine the current fair value of the Company and thus the Company’s common stock.  The Company then undertook a historical study of the changes that occurred over the past six years as best as it could determine the events that caused the increase in the value of the Company’s real estate.  Thus the Company was able to determine the fair value of its common stock on a year-by-year basis.

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements
(Unaudited)

At September 30, 2007 and December 31, 2006, the outstanding debt and accrued interest totaling $1,103,324 and $842,421, respectively, could be converted into 11,033,240 and 8,424,207 shares of common stock, respectively, resulting in 13,033,240 and 10,424,210 total shares of common stock outstanding, respectively.

Since the conversion agreement requires the Company to physically settle the conversions only by delivering shares, it is assumed that the Company will be required to net-cash settle the conversion in accordance with EITF 00-19, because the Company does not have the sufficient amount of authorized stock to satisfy the conversion.  The Company has recorded a conversion (derivative) liability equal to the net cash settlement price of the equivalent shares outstanding.  At the end of each reporting period, this conversion liability is fair valued to reflect changes in stock price as calculated above, as well as in the number of shares that the debt can be converted into.  The change in the estimated fair value of the conversion liability at the end of each reporting period has been recognized as a component of other income (expense).  Upon adoption, the Company determined the estimated fair value of the conversion liability to be $164,440, and the estimated fair value of the conversion liability was $7,472,664 and $7,360,291 at September 30, 2007 and December 31, 2006, respectively.

The estimated fair value of the conversion liability was determined using the Black-Scholes formula applying the following assumptions: risk-free interest rate of 4.88% and 5.00% at September 30, 2007 and December 31, 2006, respectively; remaining contractual term of three months to three years; volatility of 67%; and, an estimated fair value of the underlying stock of $0.78 and $0.97 per share at September 30, 2007 and December 31, 2006, respectively.  The discount rate was determined by the bond equivalent yield.

Note 4 – Subsequent Events

Litigation

On October 31, 2007, the Company was named as a defendant in the civil litigation named Terry B. Brodkin v. Tuhaye Golf, LLC, et. al. filed in the District Court of Wasatch County, Utah.  In the lawsuit, the plaintiff seeks to establish access rights to his landlocked property.  The plaintiff also seeks damages in the amount of $5.5 million due to an alleged lost sale of his property caused by being landlocked.  The Company has evaluated the position of the plaintiff’s land relative the Company’s land and believes that any access rights that may be granted to the plaintiff will not cross the Company’s land.  Furthermore, the Company has assessed the probability of financial loss from this claim as remote.  The ultimate outcome of this litigation cannot presently be determined and, accordingly, the financial statements have not been adjusted to allow for a potential loss from the claim.  The Company intends to vigorously contest the claim.

Other Matters

The Company entered into two letter agreements in February 2007, pertaining to the sale and development of its property.  The Company will also share in the potential future appreciation of portions of the property.  It is anticipated that the property sale transactions will close in December 2007.

On January 1, 2007, the related party convertible notes payable were reissued extending the maturity date to December 31, 2007.  Additionally, on January 11, 2007, the Company issued a promissory note in the amount of $30,000 to an officer of the Company that calls for payment of both principal and interest upon maturity at December 31, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Park-Premier Mining Company
Evergreen, Colorado

We have audited the accompanying consolidated balance sheets of Park-Premier Mining Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park-Premier Mining Company as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

November 20, 2007
Denver, Colorado

PARK-PREMIER MINING COMPANY

Consolidated Balance Sheets

	December 31,
	2006	2005
ASSETS

CURRENT ASSETS
Cash	$127	$8,190
Other current assets	464	435
Total current assets	591	8,625

Land and mining claims	160,307	151,307

Total assets	$160,898	$159,932

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$51,939	$18,425
Accounts payable – officer	128,567	49,646
Accrued interest – related parties	261,452	161,753
Convertible notes payable – related parties	619,427	—
Total current liabilities	1,061,385	229,824

Convertible notes payable – related parties	—	619,427
Conversion liability – related parties	7,360,291	3,807,468

Total liabilities	8,421,676	4,656,719

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock, par value $0.25, 2,000,000 shares
authorized, issued and outstanding	500,000	500,000
Discount on common stock	(146,250)	(146,250)
Additional paid-in capital	505,656	505,656
Accumulated deficit	(9,120,184)	(5,356,193)
	(8,260,778)	(4,496,787)

Total liabilities and stockholders’ deficit	$160,898	$159,932

See notes to the consolidated financial statements.

PARK-PREMIER MINING COMPANY

Consolidated Statements of Operations

	Year Ended December 31,
	2006	2005

EXPENSES
General and administrative	$31,247	$20,946
Professional fees	72,736	12,769
Property tax expense	7,486	7,282

Loss from operations	(111,469)	(40,997)

OTHER INCOME (EXPENSE)
Gain on sale of land	—	25,309
Interest expense	(99,699)	(86,978)
Change in value of conversion liability	(3,552,823)	(2,500,271)

Net loss before income taxes	(3,763,991)	(2,602,937)

Provision for income taxes	—	—

Net loss	$(3,763,991)	$(2,602,937)

Net loss per share	$(1.88)	$(1.30)

Weighted average shares outstanding	2,000,000	2,000,000

See notes to the consolidated financial statements.

PARK-PREMIER MINING COMPANY

Consolidated Statements of Stockholders’ Deficit

			Discount
			On	Additional		Total
	Common Stock		Common	Paid-In	Accumulated	Stockholders’
	Shares	Amount	Stock	Capital	Deficit	Deficit

Balance, December 31, 2004	2,000,000	$500,000	$(146,250)	$505,656	$(2,753,256)	$(1,893,850)

Net loss	—	—	—	—	(2,602,937)	(2,602,937)

Balance, December 31, 2005	2,000,000	500,000	(146,250)	505,656	(5,356,193)	(4,496,787)

Net loss	—	—	—	—	(3,763,991)	(3,763,991)

Balance, December 31, 2006	2,000,000	$500,000	$(146,250)	$505,656	$(9,120,184)	$(8,260,778)

See notes to the consolidated financial statements.

PARK-PREMIER MINING COMPANY

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2006	2005

Cash flows from operating activities:
Net loss	$(3,763,991)	$(2,602,937)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Gain on sale of land	—	(25,309)
Change in value of conversion liability	3,552,823	2,500,271
Changes in operating assets and liabilities:
Accounts payable	33,514	(940)
Accrued interest – related parties	99,699	86,979
Accounts payable – officer	78,921	19,018
Other current assets	(29)	124
Total adjustments	3,764,928	2,580,143
Net cash provided (used) by operating activities	937	(22,794)

Cash flows from investing activities:
Proceeds from sale of land	—	26,642
Investment in land and mining claims	(9,000)	—
Net cash (used) provided by investing activities	(9,000)	26,642

Net (decrease) increase in cash and cash equivalents	(8,063)	3,848

Cash and cash equivalents, beginning of year	8,190	4,342

Cash and cash equivalents, end of year	$127	$8,190

See notes to the consolidated financial statements.

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

Organization

Park-Premier Mining Company’s principal business activity since its organization in 1907 has been the exploration of its mining properties.  These properties consist of partially explored mining claims located in mineralized areas.  Current operations have diversified the direction of the Company to include the acquisition, holding, and sale of real property.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its 51% owned subsidiary, Park-Cummings Mining Company.  All significant intercompany transactions and account balances have been eliminated.  Park-Cummings Mining Company owed $652,646 and $576,311 to the Company at December 31, 2006 and 2005.

No minority interest is recorded because the subsidiary is indebted to the parent in an amount in excess of the net assets of the subsidiary. In the event that the subsidiary realizes from sales of assets an amount in excess of the amount due the parent, a minority interest may exist.

Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to previously reported statements to conform to the Company’s current financial statement format.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Earnings (Loss) Per Share

Earnings (loss) per share of common stock is computed by dividing net income (loss) by 2,000,000 weighted average number of common shares outstanding during the years ended December 31, 2006 and 2005 respectively. As discussed in Note 4, the Company has issued convertible notes, which can be converted into common stock upon an increase in the Company’s authorized stock (all authorized stock of the Company is currently outstanding).  These shares have not been considered in the calculation of earnings (loss) per share because doing so would be anti-dilutive.

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable and accrued liabilities, approximate fair value due to their short-term maturity. Notes payable approximate fair value due to the similarity of rates for comparable instruments.

Valuation of Long-Lived Assets

The Company reviews its long-lived assets for impairment, whenever events or changes in circumstances indicate that the carrying amount may not be recovered.  The Company looks primarily to the estimated undiscounted cash flows in its assessment of whether or not long-lived assets have been impaired.  The Company determined that there was no impairment of its long-lived assets as of December 31, 2006 and 2005, respectively.

Fair Value of Conversion Liability - Related Parties

The Company accounts for convertible debt issued in connection with financing activities in accordance with EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.  EITF 00-19 provides that derivatives should be classified as either equity or a liability.  If the derivative is determined to be a liability, the liability is fair valued each reporting period with the changes recorded to the consolidated balance sheets and consolidated statements of operations.  The Company has determined that the embedded conversion option associated with the related party convertible notes payable qualifies as a liability under EITF 00-19 and would be subject to bifurcation from the host.

Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109. This interpretation requires that realization of an uncertain income tax position must be “more likely than not” (i.e. greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. Further, this interpretation prescribes the benefit to be recorded in the financial statements as the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. This interpretation also clarifies the financial statement classification of tax-related penalties and interest and sets forth new disclosures regarding unrecognized tax benefits. This interpretation is effective for fiscal years beginning after December 15, 2006, and we will be required to adopt this interpretation in the first quarter of 2007. Based on our evaluation as of December 31, 2006, we do not believe that the implementation of FIN 48 will have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). This Statement establishes a framework for fair value measurements in the financial statements by providing a definition of fair value, provides guidance on the methods used to estimate fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is generally

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements

applied prospectively. We will assess the impact of SFAS No. 157 on our Consolidated Financial Statements.

In September 2006, Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements . Registrants must quantify the impact on current period financial statements of correcting all misstatements, including both those occurring in the current period and the effect of reversing those that have accumulated from prior periods. This SAB was adopted at December 31, 2006. The adoption of SAB No. 108 had no effect on our financial position or on the results of our operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity's election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. This statement is effective beginning January 1, 2007 and the Company will implement this pronouncement January 1, 2007.

Income Taxes

The Company records deferred taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."  The statement requires recognition of deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Other

The Company has no advertising expenses and paid no dividends during the periods presented.

Note 2 – Basis of Presentation

The accompanying consolidated financial statements have been prepared assuming the Company continues as a going concern.  The Company has not generated revenue from operations for many years. In order to maintain the Company’s existence, a major stockholder of the Company and an Officer of the Company have loaned the Company funds for working capital. Additionally as discussed in Note 4, the Company has convertible notes payable in the amounts

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements

of $619,427 at December 31, 2006, that were issued on January 1, 2004, and become due January 1, 2007.  As discussed in Note 9, these notes were reissued January 1, 2007. Without such funding from the major stockholders and rewriting of the convertible notes payable to extend the maturity date of these notes, the Company could not continue to exist.  However, there can be no assurance that funding from these sources will continue in the future or the Company will have sufficient funds to develop its properties.

Note 3 – Common Capital Stock

In accordance with its Articles of Incorporation, the Company received mines and mining claims and services, primarily developed costs, on March 6, 1928, in full payment for its 2,000,000 shares of common capital stock. The mines and mining claims acquired in 1928 were recorded on the Company’s books at the par value of the shares issued less a discount on the common stock. The Company’s shares are assessable and there are no unpaid assessments at December 31, 2006.

Note 4 – Convertible Notes Payable - Related Parties

Convertible notes payable were issued by the Company with a conversion price to be determined by the Board of Directors, except that the conversion price shall not be more than $.10 per share. All notes, including accrued interest, were originally issued in 2001 and were rewritten on January 1, 2002, 2004 and 2007, and are due December 31, 2007. The notes, as rewritten, call for payment of both principal and interest upon maturity and accrue interest at an annual rate of 12%. Convertible notes payable are to four individuals and two entities and total $619,427 at December 31, 2006 and 2005.

Since the Company’s stock is very thinly traded, and since the Company has not been current with its financial statements since 2001, and thus there was not information on file for the market to determine a price, the Company determined the fair value of its common stock as follows:

The Company is in the process of entering into a transaction that values substantially all of the Company’s assets: its real estate.  The Company utilized information that it obtained in its current negotiations as to the fair market value of its real estate and then, using this value, considered all other financial aspects of the Company, such as its liabilities and commitments, to determine the current fair value of the Company and thus the Company’s common stock.  The Company then undertook a historical study of the changes that occurred over the past six years as best as it could determine the events that caused the increase in the value of the Company’s real estate.  Thus the Company was able to determine the fair value of its common stock on a year-by-year basis.

At December 31, 2006 and 2005, the outstanding debt and accrued interest totaling $842,421 and $768,089, respectively, could be converted into 8,424,207 and 7,680,895 shares of common stock, respectively, resulting in 10,424,207 and 9,680,895 total shares of common stock outstanding, respectively.

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements

Since the conversion agreement requires the Company to physically settle the conversions only by delivering shares, it is assumed that the Company will be required to net-cash settle the conversion in accordance with EITF 00-19, because the Company does not have the sufficient amount of authorized stock to satisfy the conversion.  The Company has recorded a conversion (derivative) liability equal to the net cash settlement price of the equivalent shares outstanding.  At the end of each reporting period, this conversion liability is fair valued to reflect changes in stock price as calculated above, as well as in the number of shares that the debt can be converted into.  The change in the estimated fair value of the conversion liability at the end of each reporting period has been recognized as a component of other income (expense).  Upon adoption, the Company determined the estimated fair value of the conversion liability to be $164,440, and the estimated fair value of the conversion liability was $7,360,291 and $3,807,468 at December 31, 2006 and 2005, respectively.

The estimated fair value of the conversion liability was determined using the Black-Scholes formula applying the following assumptions: risk-free interest rate of 5.00% and 4.43% at December 31, 2006 and 2005, respectively; remaining contractual term of three months to three years; volatility of 67%; and, an estimated fair value of the underlying stock of $.97 and $.59 per share at December 31, 2006 and 2005, respectively.  The discount rate was determined by the bond equivalent yield.

Note 5 – Commitments and Contingencies

Condemnation by the Bureau of Reclamation as part of the Central Utah Project has taken a material part of the Company’s properties.  As such, the value of the Company’s remaining land holdings is stated at cost on the Company’s financial statements.

Note 6 – Related Party Transactions

Funding of Expenditures

The cash requirements of the Company exceed the cash generated by such sales.  The President of the Company, Robert W. Dunlap, has loaned money to the Company. Amounts due from the Company to Robert W. Dunlap at December 31, 2006 and 2005 were $760,802 and $660,270, respectively, which includes accrued interest and the deferral of a portion of the compensation earned through such dates.

Note 7 – Income Taxes

The current provision for income taxes, if any, represents actual or estimated amounts payable on tax return filings each year.  Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported on the balance sheets and for operating loss and tax credit carry forwards.  The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period.  Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment.  In assessing the carrying amount of deferred tax assets, management considers whether it is more

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements

likely than not that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependant upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the schedule reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Due to the extensive nature of losses, the Company believes the net operating losses and resulting deferred tax asset will not be realized.  As a result, a full valuation allowance has been recorded against the deferred tax asset.

Note 8 – Land and Mining Claims

Land and mining claims are stated at cost as of December 31, 2006 and 2005.

The Company did not identify sufficient mineral potential to meet the federal requirements to maintain its unpatented mining claims under the United States mining laws and therefore the unpatented claims were withdrawn from mineral entry.

The Company continues its effort to develop its remaining land holdings, after the condemnation of the majority of its acreage by the Bureau of Reclamation. However, since much of the Company’s land holdings are “land-locked” due to the encroachment of the Jordanelle Reservoir Project, there can be no assurance that the Company’s efforts will be successful.  The Company is pursing a master development plan with other adjoining landowners. The Company believes that the fair market value of its land holdings is greater than their cost.

Note 9 – Subsequent Events

Litigation

On October 31, 2007, the Company was named as a defendant in the civil litigation named Terry B. Brodkin v. Tuhaye Golf, LLC, et. al. filed in the District Court of Wasatch County, Utah.  In the lawsuit, the plaintiff seeks to establish access rights to his landlocked property.  The plaintiff also seeks damages in the amount of $5.5 million due to an alleged lost sale of his property caused by being landlocked.  The Company has evaluated the position of the plaintiff’s land relative the Company’s land and believes that any access rights that may be granted to the plaintiff will not cross the Company’s land.  Furthermore, the Company has assessed the probability of financial loss from this claim as remote.  The ultimate outcome of this litigation cannot presently be determined and, accordingly, the financial statements have not been adjusted to allow for a potential loss from the claim.  The Company intends to vigorously contest the claim.

Other Matters

The Company entered into two letter agreements in February 2007, pertaining to the sale and development of its property.  The Company will also share in the potential future appreciation of

PARK-PREMIER MINING COMPANY
Notes to Consolidated Financial Statements

portions of the property.  It is anticipated that the property sale transactions will close in December 2007.

On January 1, 2007, the related party convertible notes payable were reissued extending the maturity date to December 31, 2007.  Additionally, on January 11, 2007, the Company issued a promissory note in the amount of $30,000 to an officer of the Company that calls for payment of both principal and interest upon maturity at December 31, 2007.